   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1996

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           PHOTOELECTRON CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MASSACHUSETTS                  3845                    04-3035323
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION                INDUSTRIAL             IDENTIFICATION NO.)

    OF INCORPORATION)         CLASSIFICATION CODE
                                    NUMBER)
                                 5 FORBES ROAD
                        LEXINGTON, MASSACHUSETTS 02173
                                (617) 861-2069
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                           PETER E. OETTINGER, PH.D.
                  VICE PRESIDENT AND CHIEF OPERATING OFFICER
                           PHOTOELECTRON CORPORATION
                                 5 FORBES ROAD
                        LEXINGTON, MASSACHUSETTS 02173
                                (617) 861-2069
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                         COPIES OF COMMUNICATIONS TO:

       LESTER J. FAGEN, ESQUIRE             EDWIN L. MILLER JR., ESQUIRE
       DANIEL R. AVERY, ESQUIRE            TESTA, HURWITZ & THIBEAULT, LLP
        GOULSTON & STORRS, P.C.                   HIGH STREET TOWER
          400 ATLANTIC AVENUE                      125 HIGH STREET
      BOSTON, MASSACHUSETTS 02110            BOSTON, MASSACHUSETTS 02110

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      PROPOSED MAXIMUM
       TITLE OF SECURITIES        AGGREGATE OFFERING PRICE      AMOUNT OF
        TO BE REGISTERED                    (1)            REGISTRATION FEE (1)
-------------------------------------------------------------------------------
Common Stock, $0.01 par value....       $29,900,000              $10,310

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Calculated pursuant to Rule 457(o).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1996

PROSPECTUS

                                2,000,000 Shares

                                      LOGO

                                  Common Stock

                                  -----------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by Photoelectron Corporation ("Photoelectron" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq Stock Market's National Market under the symbol "PECX".

                                  -----------

  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  NOR HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      UNDERWRITING
                                          PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                           PUBLIC    COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share..............................    $              $             $
--------------------------------------------------------------------------------
Total (3)..............................  $             $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting estimated expenses of $855,000 payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $     , $     and $     , respectively. See
    "Underwriting."

                                  -----------

  The shares of Common Stock offered by this Prospectus are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New York, New York on or
about      , 1996.

                                  -----------

Needham & Company, Inc.____________________________________________Dain Bosworth
                                            Incorporated

                  The date of this Prospectus is      , 1996.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

DESCRIPTION OF FRONT COVER PAGE GRAPHICS:

  The graphics on the front cover page consist of one drawing, with corresponding description, located within the top half of the page, and a series of four smaller drawings, each with description, located within the bottom half of the page.

  A caption at the top of the page reads as follows: "The Photon Radiosurgery System (PRS). A Therapeutic X-Ray System for Treating".

  The drawing within the top half of the page measures approximately 4 inches (width) by 4 inches (length) (based on an 8 1/2 inch by 11 inch page) and is centered roughly within the left-hand side of the page. The drawing shows a partially cross-sectioned view of a human head, with the PRS probe directed downward, at approximately a 45 degree angle, into the brain. The cross-sectioned portion of the head shows the tip of the probe inserted into a representation of a cancerous mass. An italicized description directly below the drawing reads "Brain Tumors. The tip of the PRS's x-ray probe is guided stereotactically to the center of the tumor. The tumor is then treated from the inside out with the radiation substantially confined to the cancerous tissue."

  The four drawings within the bottom half of the page each represent a spherical tumor, of approximately 1 1/4 inches in diameter, in a series running roughly horizontally across the page. The series of drawings show the stages of destruction of the tumor, the second drawing in the series shows the insertion of the PRS probe into the tumor. A general caption is located above and to the right of the series of drawings, and reads, in italics, as follows:
"Irradiation and destruction of a tumor using the Photon Radiosurgery System." The four drawings in the series have the following four non-italicized captions: (i) "Before treatment" (this drawing also sets forth labels showing the "healthy tissue," and the "tumor," respectively; (ii) "Low energy x-rays are absorbed by the tumor in a single-dose treatment typically lasting less than 30 minutes;" (iii) "Tumor destruction proceeds from center;" and (iv) "Zone of destruction matched to tumor."

  The phrase "(continued on inside back cover)" is located at the bottom of the page.

-------------------------------------------------------------------------------

PHOTOELECTRON'S PHOTON RADIOSURGERY SYSTEM IS UNDER DEVELOPMENT AND HAS NOT BEEN APPROVED OR CLEARED FOR COMMERCIAL SALE OR USE IN THE U.S. OR IN ANY FOREIGN COUNTRY. REGULATORY APPROVAL COULD TAKE SEVERAL YEARS AND THERE CAN BE NO ASSURANCE THAT SUCH APPROVAL WILL EVER BE OBTAINED OR, IF OBTAINED, THAT THE COMPANY'S PHOTON RADIOSURGERY SYSTEM WILL ACHIEVE MARKET ACCEPTANCE. SEE "RISK FACTORS--PRODUCT DEVELOPMENT RISKS; UNCERTAINTIES RELATING TO CLINICAL TRIALS" AND "--ABSENCE OF REGULATORY CLEARANCES; UNCERTAINTY OF OBTAINING
SECTION 510(K) CLEARANCE."

  ALL TRADENAMES AND TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise specified, the information contained in this Prospectus has been adjusted to give effect to a one-for-two reverse stock split of the Common Stock to be effective prior to the closing of this offering and the conversion of each outstanding share of Preferred Stock into Common Stock upon such closing. Unless otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. As used herein, unless the context requires otherwise, the term "Company" includes Photoelectron Corporation and its subsidiary, Photoelectron (Europe) Ltd. The Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the risks set forth under the heading "Risk Factors."

                                  THE COMPANY

  The Company is engaged in the design, development and commercialization of the Photon Radiosurgery System ("PRS"), a proprietary, therapeutic device for the treatment of cancerous tumors through the application of x-ray radiation directly to the tumor site. The PRS delivers in a single treatment a high dose of radiation through a thin, minimally invasive, needle-like probe, which emits from its tip precisely controlled low energy x-rays that irradiate the tumor from the inside out. The limited penetration of low energy x-rays in tissue substantially confines the radiation to the tumor site.

  The Company believes that the PRS offers a number of advantages over conventional radiation therapies by allowing higher radiation doses with shorter patient treatment times. Substantial confinement of the radiation to the tumor boundaries significantly reduces the risk of radiation exposure to the surrounding healthy tissue and important organs or critical structures.

  Cancerous tumors are expected to account for 90% of the approximately 1.3 million new U.S. cancer cases anticipated in 1996. Such tumors are most often treated through invasive surgery, the destruction of cancerous cells by exposure to radiation, or a combination of the two.

  The most common form of treatment of cancerous tumors is by invasive surgery. The Company believes that the PRS provides an attractive, minimally invasive alternative to surgery, resulting in significantly less patient trauma, shorter hospital stays and lower treatment costs than surgery. The PRS can be applied after performing a biopsy and when desirable, use of the PRS can be coupled with surgical procedures.

  Next to surgery, radiation therapy is the most common modality of treating cancer. Approximately 50% of all cancer patients in the U.S. receive radiation therapy at some point during the course of their disease. Radiation can be administered to a tumor by external beams or interstitially by inserting a radiative source into the patient. With external beams, radiation must pass through, and may potentially damage, healthy tissue before reaching the tumor, whereas the PRS delivers radiation directly to the tumor site.

  An established form of treatment, called brachytherapy, delivers radiation directly to a tumor site by the insertion of radioactive isotopes. In comparison to this form of treatment, the Company believes that the PRS offers a greater ability to control and localize low energy radiation doses, and avoids the costs and risks associated with the storage, handling and disposal of radioactive materials. The Company believes that the PRS also offers significant advantages over other forms of therapy, such as the destruction of cancerous cells by heating, cooling or the use of laser light.

  To date, the Company has focused its clinical efforts primarily on the treatment of metastatic brain tumors. However, the PRS is being developed for a variety of applications, including the treatment of primary brain tumors as well as breast, prostate, bladder, skin and other cancers. The method of treatment will depend on the application. The Company expects that the three basic PRS treatment methods will be: (i) the "interstitial" irradiation of localized tumors from the inside out; (ii) the "intracavitary" irradiation of body cavities; and (iii) the "intraoperative" irradiation of tumors during surgery or of the beds of surgically removed tumors in order to destroy remaining cancerous cells.

  Because of the particularly sensitive nature of the brain and its surrounding organs and critical structures, such as the optic nerves, damage from external radiation and surgical procedures can severely harm the patient. Accordingly, aggressive treatment of brain cancers has historically been limited. The PRS, however, has been used to treat metastatic brain tumors in 57 patients in its clinical trials. Although the studies are not yet complete, in the Company's opinion, the PRS has destroyed all cancerous tissue which has been targeted with an adequate dose of radiation. Based on these results, the Company believes that the PRS can be applied to treat primary brain tumors and other cancerous tumors throughout the body, with reduced risk of damage to surrounding tissue. Phase II clinical trials for the treatment of metastatic brain tumors are currently ongoing with respect to this application. The Company intends to submit an application under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act") to the U.S. Food and Drug Administration ("FDA") before the end of 1996 seeking clearance to commercialize the PRS for treatment of metastatic brain tumors. Locally approved clinical trials for the treatment of brain tumors are also being performed at sites in Europe and Japan. The Company currently anticipates that the first clinical trials to determine the safety of the PRS for treatment of breast cancer will begin in early 1997. A protocol for human clinical trials of the PRS to treat prostate tumors has been approved by the ethics committee of a London hospital and animal trials relating to the use of the PRS in treating bladder tumors are currently underway in the U.S. The Company will consider the use of the PRS for other potential applications on an ongoing basis.

  The Company's strategy is to (i) utilize its core technology for the treatment of metastatic brain tumors and additional applications, (ii) build relationships with medical professionals and institutions, (iii) obtain regulatory clearance of the PRS in the U.S. and internationally, initially for treatment of metastatic brain tumors and subsequently for other forms of cancer, (iv) pursue commercial acceptance of the PRS in the U.S. and internationally by relying on internal resources and collaborative relationships to create sales and distribution capabilities, and (v) protect its intellectual property rights.

  The Company and Toshiba Medical Systems Company, Ltd. ("Toshiba") have entered into agreements relating to performance of clinical trials, and to future product distribution arrangements in Japan.

  The Company holds nine U.S. patents and four U.S. patent applications relating to the PRS or its constituent or ancillary components. The Company has also obtained or filed patent applications in other selected foreign countries.

  The Company was formed in 1989 as a joint venture between Thermo Electron Corporation ("Thermo Electron") and an investment entity organized by Peter M. Nomikos, the Company's President and Chief Executive Officer. Mr. Nomikos co-founded Thermo Electron with George N. Hatsopoulos, Ph.D., a director of the Company.

  The Company was incorporated in Massachusetts in 1989. The Company's principal executive offices are located at 5 Forbes Road, Lexington, Massachusetts 02173, and its telephone number is (617) 861-2069.

                                  THE OFFERING

 Common Stock offered by the Company................ 2,000,000 shares (1)
 Common Stock to be outstanding after the offering.. 6,483,417 shares (2)
 Use of proceeds.................................... To fund research and development and clinical
                                                     trials and for working
                                                     capital and other general
                                                     corporate purposes. See
                                                     "Use of Proceeds"
 Proposed Nasdaq National Market Symbol............. PECX

--------
(1) Assumes that the Underwriters' over-allotment option is not exercised.
(2) Based upon the number of shares outstanding at June 29, 1996. Excludes 1,417,334 shares of Common Stock issuable upon exercise of warrants outstanding at July 31, 1996 with an exercise price of $3.00 per share and 877,904 shares of Common Stock issuable upon conversion of the Company's 8% convertible debt outstanding at June 29, 1996. Also excludes 817,475 shares of Common Stock issuable upon exercise of options outstanding at July 31, 1996 with a weighted average exercise price of $4.72 per share. See Notes 6, 7, 8 and 9 of Notes to Consolidated Financial Statements, "Description of Capital Stock," "Management--Officers and Directors," and "--Executive Compensation" and "Certain Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               FISCAL YEAR ENDED                       SIX MONTHS ENDED (1)
                          ------------------------------------------------------------ --------------------
                          DECEMBER 28, JANUARY 2, JANUARY 1, DECEMBER 31, DECEMBER 30,  JULY 1,     JUNE 29,
                              1991        1993       1994        1994         1995        1995        1996
                          ------------ ---------- ---------- ------------ ------------ ----------  ----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Research and development
 expenses...............     $  784     $  1,227   $  1,727    $  2,086     $  3,226   $    1,062  $    1,406
General and
 administrative
 expenses...............        116          192        251         505          866          400         708
Net loss................     $ (974)    $ (1,586)  $ (2,267)   $ (2,672)    $ (4,117)  $   (1,504) $   (1,997)
Pro forma net loss per
 share (2)..............     $  --      $    --    $    --     $    --      $    --    $      --   $    (0.44)
Pro forma weighted
 average common and
 common equivalent
 shares outstanding
 (2)....................        --           --         --          --           --           --        4,502

                               JUNE 29, 1996 (1)
                         -----------------------------
                         PRO FORMA (2) AS ADJUSTED (3)
                         ------------- ---------------
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............   $  5,456       $ 26,921
Total assets............      7,350         28,815
Total long term debt,
 including current
 portion................      2,000          2,000
Deficit accumulated
 during development
 stage..................    (14,421)       (14,421)
Total shareholders'
 equity.................      5,098         26,563

--------
(1) Derived from unaudited financial statements.
(2) Gives effect to the conversion of the outstanding Preferred Stock into 2,892,313 shares of Common Stock, which will automatically occur on the closing of this offering. See Notes 6, 7, 8 and 9 of Notes to Consolidated Financial Statements, "Description of Capital Stock," "Management--Officers and Directors," "--Executive Compensation" and "Certain Transactions."
(3) Adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $12.00 per share after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

  This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                 RISK FACTORS

  An investment in the shares of Common Stock being offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares.

EARLY STAGE OF THE COMPANY AND ITS PRODUCTS

  The Company's principal product, the PRS, is still in development and no revenues have been generated from product sales of the PRS to date, nor has the PRS been approved for commercial use in the U.S. or elsewhere. No assurance can be given that the Company's development efforts will be successfully completed, that required regulatory approvals will be obtained, or that the PRS, if introduced to the commercial market, will be marketed successfully. See "Business--Clinical Trials," "--Products and Product Development" and "--Marketing and Sales; Collaborative Relationships."

HISTORY OF OPERATING LOSSES; EXPECTATION OF FUTURE LOSSES

  The Company has experienced significant operating losses in each year since its inception, due primarily to substantial research and development expenditures, and as of June 29, 1996 the Company had an accumulated deficit of approximately $14.4 million. The continued development and commercialization of the PRS will likely result in substantial losses through at least the middle of 1998. There can be no assurance that the PRS will ever gain commercial acceptance, or that the Company will ever generate revenues or achieve profitability. The Company's ability to achieve profitable operations will be dependent in large part on whether it can successfully develop and commercialize the PRS and/or any other products and make the transition to a manufacturing and marketing company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT DEVELOPMENT RISKS; UNCERTAINTIES RELATING TO CLINICAL TRIALS

  The PRS is new and, accordingly, its safety and efficacy have not yet been fully established, and further development will be required to use the PRS in the full range of intended applications. The PRS is still in the clinical testing stage and such clinical testing has focused on only one application of the PRS, the treatment of metastatic brain tumors.

  Results from Phase I trials of the PRS as a treatment for metastatic brain tumors may not be predictive of results obtained in subsequent clinical trials or of results obtained in clinical trials for other specific applications. It is not uncommon for medical device companies to suffer significant setbacks in Phase II or other clinical trials, even after obtaining promising results in Phase I or other prior trials. In addition, clinical trials of the PRS are likely to be conducted with patients in advanced stages of cancer. These patients could die or suffer adverse effects for reasons unrelated to the PRS, but such events could nevertheless negatively impact clinical trial results or regulatory approvals.

  The Company has relied and will continue to rely on unaffiliated medical institutions to perform its clinical trials in accordance with the approval process of the FDA. There can be no assurances that the work carried out at the institutions currently performing Phase I or II clinical trials, or that the work carried out at any institutions performing clinical trials in the future, will be satisfactory, or that those institutions will not cancel, suspend or delay such trials.

  Clinical trials may be delayed for a variety of reasons, including the inability to ensure sufficient numbers of enrolled patients to meet the clinical trial protocols. This inability can be influenced or caused by, among other things, the rigidity of the protocols, the size of the overall patient population, and the locations of clinical sites. The number of patients that have completed the Company's clinical trials has been limited by a number of factors, including the reluctance of patients or physicians to participate in experimental clinical trials. In addition, the Company's collection of randomized data has been made difficult by the defection from the clinical trials of patients that wanted to receive the PRS treatment but were assigned to the trials' non-PRS control groups. Any delays in or termination of the Company's clinical trials could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that clinical trials will be successful, that clinical trials will not be delayed, or that the PRS or any other product will be safe or effective or capable of being successfully developed for all intended applications. See "Business--Clinical Trials," "-- Products and Product Development" and "--Government Regulation."

ABSENCE OF REGULATORY CLEARANCES; UNCERTAINTY OF OBTAINING SECTION 510(K) CLEARANCE

  The PRS has not been approved or cleared for commercial use in the U.S. or in any foreign country. The PRS is subject to extensive regulation in the U.S. by the FDA and, in many instances, by comparable agencies in foreign countries where the PRS is to be manufactured or distributed. Under the FDC Act and the Safe Medical Devices Act of 1990 (the "SMDA"), manufacturers of medical devices must comply with applicable provisions of the FDC Act and the SMDA and certain associated regulations governing the safety, design, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding the safety of medical devices. Both the FDC Act and the SMDA require certain clearances from the FDA before medical devices, such as the PRS, can be marketed.

  Sales of medical devices outside the U.S. are subject to regulatory requirements that vary widely from country to country. The length of time needed to obtain approval for the sale of a particular medical device in a foreign country may be longer, and the requirements may be more burdensome or expensive, than that required for FDA approval. Furthermore, the export of products manufactured by the Company will be subject to receipt of export licenses from the U.S. Government. Such licenses are required for equipment use in foreign clinical trials. The Company has requested and been granted export licenses and corresponding foreign import licenses for clinical trials in England, Japan, Australia and Germany.

  The Company anticipates that it will file an application under Section 510(k) of the FDC Act with respect to the PRS for the treatment of metastatic brain tumors by the end of 1996. If the FDA determines that Section 510(k) procedures are not available to the Company and the application is denied, the Company would be required to seek FDA approval of the PRS through the submission of a Premarket Approval ("PMA"). In addition, even if the Company were to obtain Section 510(k) clearance with respect to the use of the PRS in the treatment of metastatic brain tumors, there can be no assurances that the
Section 510(k) procedures would be applicable to any other treatment modality. The PMA process can be expensive, lengthy and uncertain, often requiring several years of effort. Moreover, there can be no assurances that the Company would be successful in obtaining FDA approval through the PMA process. The inability of the Company to obtain clearance under Section 510(k) with respect to any particular treatment modality would have a material adverse effect on the Company's business, financial condition and results of operations.

  There can be no assurances that regulatory clearances will be granted for the PRS or any other future products, that the length of time for clearance will not be extensive, or that the cost of attempting to obtain any such clearances will not be prohibitive. Failure to obtain or maintain requisite governmental approvals could delay or preclude the Company from further developing and marketing the PRS and other products. Such delays could impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

ONGOING GOVERNMENT REGULATION

  Even if regulatory clearances are obtained, such clearances may include significant limitations on particular uses, and the FDA strictly prohibits the marketing or sale of approved medical devices for unapproved uses. In addition, there can be no assurance that the FDA will not impose strict labeling requirements that limit the use of the PRS, burdensome training requirements or other requirements as a condition of its Section 510(k) clearance or PMA, under the FDC Act, any of which could limit the Company's ability to market the PRS. Further, in order to change or modify a product following FDA clearance, additional clearances may be required from the FDA. In addition, any FDA clearances may be withdrawn or limited for non-compliance with regulatory standards or the occurrence of unforeseen problems following the initial clearance, either of which could result in restrictions, including withdrawal of the product from the market or sanctions or fines being imposed on the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Manufacturers of medical devices are subject to strict federal regulations regarding quality of manufacturing, including periodic FDA inspections of manufacturing facilities to determine compliance with Good Manufacturing Practice ("GMP") regulations, but the Company has not to date undergone such an inspection. These regulations include design, testing, production, control, documentation and other requirements. The FDA has publicly stated that recent proposed changes to the GMP regulations are intended to reduce potential design-related problems with medical devices. In addition, in order to obtain a Communaute Europeenne Mark (a "CE Mark") for the PRS, which is required to market the PRS within the European Union, the Company will need to comply with standards administered by the International Standards Organization ("ISO"). There can be no assurance that the Company will be able to attain or maintain compliance with GMP or ISO standards, or that the Company will be able to identify and retain manufacturers on commercially acceptable terms, or at all, or that such manufacturers, if identified, will be adequate for the Company's long-term needs, or that they will be able to meet all relevant regulatory requirements. Moreover, changes in methods of manufacture may require the performance of new clinical studies under certain circumstances. Failure of the Company to comply with, and maintain continuing compliance with, these regulations could result in restrictions, including withdrawal of any given product from the market or sanctions or fines being imposed on the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

TECHNOLOGICAL CHANGE AND COMPETITION

  The medical device industry is subject to rapid, unpredictable and significant technological change. The Company is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions and medical device, chemical and biotechnology companies, many of which have substantially greater technical, financial, and regulatory resources than the Company and are better equipped to develop, manufacture and market their products. These companies may develop and introduce products and processes competitive with or superior to those of the Company. See "Business--Background," "--Specific Applications of the PRS" and "-- Competitive Technologies."

DEPENDENCE ON ONE PRODUCT

  The Company expects to derive substantially all of its future revenues from the PRS. The PRS and its related accessories and components are currently the Company's only products. The PRS and any other products will require further development, study and regulatory approvals before they can be marketed in the U.S. or internationally. The Company has never commercially sold any products, and there can be no assurance that the Company's efforts will be successful or that the PRS and its related accessories or any other product developed by the Company will be safe or effective, approved by regulatory authorities, capable of being manufactured in commercial quantities at acceptable costs, or successfully introduced to the marketplace. Although the Company expects to use its core technology to develop products in addition to the PRS and its related accessories and components, all of such additional products are in early stages of development, and there can be no assurance that the Company will be able to continue as a going concern if it is forced to rely on sales of such other additional products as its primary source of revenues. See "Business--Specific Applications of the PRS," "--Competitive Technologies," "--Products and Product Development," "--Clinical Trials" and "--Government Regulation."

EFFECT OF PATIENT LIFE EXPECTANCIES ON MARKETS FOR SPECIFIC PRODUCT
APPLICATIONS

  To date, the Company has focused its efforts on one specific application of the PRS, the treatment of metastatic brain tumors. Patients with metastatic brain tumors already suffer from primary cancer which is separate from the metastatic brain tumors themselves. The average life expectancy of patients with metastatic brain tumors is very short. Although the PRS has been designed to provide either curative or palliative cancer treatment, health care providers and third party payors may be reluctant to undertake or authorize, or provide reimbursement for, PRS treatment of patients whose anticipated life expectancies are below certain levels. While the Company believes that the PRS can be used for a variety of other applications, such as breast, prostate, bladder or skin cancer, where patient life expectancies are higher than those for patients with metastatic brain tumors, the Company has not yet begun human clinical trials for any of those other applications. See "Business--Clinical Trials".

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's ability to compete effectively in the marketplace will depend, in part, on its ability to maintain the proprietary nature of its technology. The Company will rely on patents, trade secrets and know-how to establish and maintain a competitive position in the marketplace. The Company has been issued nine U.S. patents covering the PRS and ancillary test and calibration devices and holds four U.S. patent applications. The Company has filed foreign patent applications in selected foreign countries which correspond to certain of its U.S. patent applications. There can be no assurance, however, that any applications will result in issued patents, or that once issued, the U.S. Patent and Trademark Office or a court would resolve issues relating to the validity and scope of the patents in a manner favorable to the Company. Also, there can be no assurance that any current or future patents, trade secrets or know-how will afford protection against competitors with similar technologies or processes or that any patents issued to the Company will not be infringed upon or designed around by others, nor can there be any assurance that others will not independently develop proprietary technologies or processes which are the same as or substantially equivalent to those of the Company. In addition, there can be no assurance that the Company will not become subject to patent infringement claims or litigation initiated by third parties. The defense and prosecution of intellectual property suits, and related legal and administrative proceedings, are very costly and time-consuming, and any such litigation or proceeding would result in substantial expense to the Company and a significant diversion of effort by the Company's technical and management personnel. Further, any adverse determination in such litigation or proceeding could subject the Company to significant liabilities to the third party claimants and could prevent the Company from manufacturing or marketing its products. See "Business--Patents and Proprietary Rights."

  The Company has been notified that an individual and his employer believe that they have certain rights with regard to their understanding of the Company's planned use of the PRS for treatment of tumors in body cavities. See "Business--Legal Proceedings".

REIMBURSEMENT BY THIRD PARTY PAYORS

  The extent to which reimbursement levels for the cost of the Company's products and related treatment are obtained from third party payors will have a significant impact on the Company's ability to commercialize its products. These third party payors include private insurance companies, self-insured employers, health maintenance organizations, federal and state sources of payment under the Medicare and Medicaid programs, and other sources. There is no uniform policy on reimbursement among third party payors, nor are there any assurances that the PRS or any other Company product will qualify for reimbursement from third party payors. Foreign countries also have their own health care reimbursement systems, and there can be no assurance that third party reimbursement will be made available with respect to the Company's products under any foreign reimbursement system.

  In addition, the Company's business, financial condition and results of operations could be adversely affected by the continuing efforts of many third party payors to reduce the costs of health care by decreasing reimbursement rates, or limiting or prohibiting reimbursement for certain services or devices or through other means. Furthermore, legislative proposals to reform government health care insurance programs, including the Medicare and Medicaid programs, could significantly impact the purchase of health care services and products and could result in lower prices and reduced demand for the Company's products. The Company is unable to predict whether such proposals will be enacted, whether other health care legislation or regulation affecting the Company's business, financial condition and results of operations may be proposed or enacted in the future, or what effect any such legislation or regulation would have on the Company's business, financial condition and results of operations. See "Business--Third Party Reimbursement."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company has expended and will continue to expend substantial funds to continue the research and development of the PRS and other potential products, conduct clinical trials, pursue regulatory approvals, establish commercial scale manufacturing in its own facilities or in the facilities of others, and market the PRS or other products.

  The Company's future capital requirements will depend on a variety of factors, including the time and costs involved in obtaining FDA and other regulatory approvals, the results of the Company's ongoing clinical trials, the market acceptance of the PRS and any other Company products, the expense and results of the Company's continued scientific research and development programs, the time and costs expended in filing, prosecuting and enforcing patent claims, and the development of competing technologies. No assurance can be given that the necessary funds will be available to the Company on acceptable terms, if at all. Insufficient funds may cause the Company to delay, scale back or eliminate some or all of its research and development, clinical marketing and manufacturing programs or to cease operations entirely. In addition, any additional equity financings may be dilutive to the Company's stockholders, including investors in this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED MANUFACTURING EXPERIENCE

  To achieve profitability, the Company's product or products must be manufactured in commercial quantities, in compliance with all applicable regulatory requirements, and at acceptable costs. Production of the PRS or other products in commercial quantities may create technical challenges for the Company. The Company does not have and has no immediate plans to construct a commercial scale manufacturing facility. In order to manufacture its products in commercial quantities, the Company would have to build or gain access to adequate facilities or would be required to enter into agreements with other manufacturers at significant cost. The Company intends to continue its practice of sub-contracting the fabrication of most of its electrical and mechanical components, while maintaining internal responsibility for unit assembly and for manufacture of certain proprietary components. To date, the Company's manufacturing activities have consisted only of manufacturing investigational devices and prototype devices for use in clinical trials. As a result, the Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs, or that the Company will be able to make the transition to commercial production successfully. See "Business--Manufacturing."

LIMITED MARKETING EXPERIENCE

  The Company currently has no marketing or sales staff, and significant additional expenditures, management resources and time would be required to develop such a sales staff, or to make arrangements for sale or lease of the Company's products through third parties. As a result, the Company's current marketing and sales strategy will rely substantially on unaffiliated third parties to effect the sales of its products. There can be no assurance that the Company will be able to establish a sales force or make adequate third party arrangements for product leasing or sales or that the Company will not have to incur significant additional expenditures, which may include the employment of sales personnel, in order to effect the sales of its products. See "Business--Marketing and Sales; Collaborative Relationships."

DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent on its scientific personnel and senior management. The loss of any key personnel could significantly and adversely impact the Company's research and development efforts or strategic objectives. Competition among medical device companies for highly skilled scientific and management personnel is increasingly intense. In order to achieve and maintain the Company's commercialization of the PRS, the Company will need to attract and retain additional key personnel, and there can be no assurance that the Company will be able to do so. See "Business-- Employees" and "Management".

POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON SOLE SOURCES OF SUPPLY

  The Company expects that it will manufacture its products based on anticipated product orders. The different lead times for the supply and delivery of materials and components ordered by the Company for its products can vary significantly, and the relative availability and cost of those materials and components can fluctuate. The Company has built up and maintains an inventory of certain components for the PRS, and seeks, where feasible, to identify multiple suppliers of materials and components. However, if forecasted product orders prove to be different than actual product orders, the Company may have excess or inadequate inventory. In addition, there can be no assurance that alternative suppliers for components can be found on a timely basis, or at all, in the event that such alternative suppliers are needed. Any significant delay or interruption in the Company's ability to acquire product components and materials could have a material adverse effect on the Company's ability to manufacture its products and therefore on its business, financial condition and results of operations. See "Business-- Manufacturing."

PRODUCT LIABILITY EXPOSURE

  Use of the PRS or other products, whether for commercial applications or during clinical trials, exposes the Company to risk of medical product liability claims in the event that such products cause injury or result in adverse effects. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims. Although the Company has obtained medical product liability insurance with respect to the clinical testing of the PRS, there can be no assurance that the level or breadth of such insurance coverage will be sufficient to fully cover potential claims. Such insurance is expensive, and there can be no assurance that it will continue to be available at an acceptable cost, if at all, or that a medical product liability claim would not adversely affect the financial condition of the Company. Prior to commercial sale of its products, the Company will be required to obtain product liability insurance covering the commercial use of its products, however, there can be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for the commercial sale or use of any product.

AUTHORIZATION OF PREFERRED STOCK

  The Board of Directors of the Company is authorized, subject to certain limitations, to cause the Company to issue one or more series of Preferred Stock and, to the extent permitted by Massachusetts law, to designate variations in the relative rights and preferences between different series. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. The Company has no current plans to issue any shares of Preferred Stock; however, there can be no assurance that the Company's Board of Directors will not do so at some time in the future. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters, and may not be indicative of the market price of the Common Stock following this offering. The market price of the Common Stock following this offering may be highly volatile. Factors such as variations in the Company's financial performance, announcements of technological innovations by the Company, its competitors or providers of alternative products, and changes in the economy generally, the financial markets or the health care industry, could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets have experienced price and volume fluctuations that have particularly affected medical device companies, resulting in changes in the market prices of the stocks of many companies which may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this offering. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Common Stock. Beginning 180 days after the date of this Prospectus, 4,194,860 shares of Common Stock will be eligible for sale in the public market upon the expiration of lock-up agreements between the Company's stockholders and the Underwriters, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Additionally, 817,475 shares of Common Stock were subject to outstanding options, 1,417,334 shares of Common Stock were subject to outstanding warrants, 877,904 shares of Common Stock were issuable upon conversion of outstanding convertible debt and an additional 175,025 shares of Common Stock were reserved for issuance under the Company's stock option plan. Approximately 180 days after the date of this Prospectus, the Company intends to register the shares subject to outstanding options and reserved for issuance under the Company's stock plan, which shares would then be eligible for sale in the public market, although all of these shares and all shares acquired under employee benefit plans by employees are subject to agreements not to sell until 180 days after the date of this Prospectus. Holders of 1,610,308 shares of Common Stock have the right, under certain conditions, to participate in future Company registrations. See "Shares Eligible for Future Sale."

DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of the net tangible book value of the Common Stock from the initial public offering price and present shareholders will receive a substantial increase in the book value of their shares of Common Stock. In addition, purchasers in this offering will incur additional dilution to the extent outstanding stock options and warrants are exercised or convertible notes are converted into capital stock. See "Dilution."

CONTROL BY EXISTING STOCKHOLDERS

  After completion of this offering, the Company's principal stockholders and certain of their affiliates will beneficially own in the aggregate approximately 65% of the outstanding shares of Common Stock. Certain principal stockholders serve as directors or have representatives who serve as directors of the Company. As a result of such ownership of Common Stock and these positions held within the Company, these principal stockholders will have the ability to significantly influence all matters requiring approval by the stockholders of the Company, including the election of all directors and any acquisition or sale of all or substantially all of the Company's stock or assets. See "Management" and "Securities Ownership of Management and Certain Beneficial Owners."

                                USE OF PROCEEDS

  The Company estimates that the net proceeds to be received by the Company from the sale of Common Stock pursuant to this offering are approximately $21.5 million ($24.8 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and offering expenses. This estimate assumes a public offering price of $12.00 per share.

  The net proceeds of this offering, together with the Company's existing funds and any cash generated from its operations, are expected to be used to:
(i) increase the Company's research and development efforts in a number of cancer treatment applications; (ii) continue to expand clinical trials for the PRS; (iii) obtain regulatory approvals for the PRS; (iv) enhance manufacturing and marketing capabilities; and (v) provide working capital, as well as for general corporate purposes. Pending such uses, the Company plans to invest such proceeds in interest-bearing investment grade instruments.

  The Company believes that proceeds of this offering, together with its cash and cash equivalents, will be sufficient to meet the capital requirements of its existing business for at least the next two years. The Company anticipates that additional financing will be required after the net proceeds of this offering have been expended. There can be no assurance that such additional financing will be available when needed or on terms acceptable to the Company, and the Company currently has no commitments to obtain any such financing. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

  The Company has never paid any dividends on its capital stock, including its Common Stock. The current policy of the Company's Board of Directors is to retain any earnings to finance the operation of the Company's business, and, accordingly, it is anticipated that no cash dividends will be paid to the holders of the Common Stock for the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the pro forma capitalization of the Company to reflect the conversion of all Preferred Stock into Common Stock as of June 29, 1996, and such capitalization as adjusted to reflect receipt of the estimated net proceeds from the sale of 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $12.00 per share. This capitalization table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                          JUNE 29, 1996 (1) (3)
                                                          ----------------------
                                                          PRO FORMA  AS ADJUSTED
                                                          ---------  -----------
                                                             (IN THOUSANDS)
   Current portion of long-term debt..................... $    300    $    300
                                                          ========    ========
   Long-term debt, net of current portion................ $  1,700    $  1,700
   Shareholders' equity:
    Common stock, $0.01 par value, 15,000,000 shares
     authorized (2),
     4,483,417 shares pro forma and 6,483,417 shares as
     adjusted (3)........................................       45          65
    Capital in excess of par value--common stock.........   19,547      40,992
    Subscriptions receivable.............................      (73)        (73)
    Deficit accumulated during development stage.........  (14,421)    (14,421)
                                                          --------    --------
     Total shareholders' equity..........................    5,098      26,563
                                                          --------    --------
       Total capitalization.............................. $  7,098    $ 28,563
                                                          ========    ========

--------
(1) Derived from unaudited financial statements.
(2) Reflects increase in authorized shares to be effected prior to the closing of the offering. See "Description of Capital Stock."
(3) Excludes 1,417,334 shares of Common Stock issuable upon exercise of warrants outstanding at July 31, 1996 with an exercise price of $3.00 per share and 877,904 shares of Common Stock issuable upon conversion of the Company's 8% convertible debt outstanding at June 29, 1996. Also excludes 817,475 shares of Common Stock issuable upon exercise of options outstanding at July 31, 1996 with a weighted average exercise price of $4.72 per share. See Notes 6, 7, 8 and 9 of Notes to Consolidated Financial Statements, "Description of Capital Stock," "Management-- Officers and Directors," "--Executive Compensation," "Certain Transactions" and "Use of Proceeds."

                                   DILUTION

  The net tangible book value of the Company at June 29, 1996 was $5.1 million or $1.14 per share of Common Stock on a pro forma basis. Pro forma net tangible book value represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and offering expenses), assuming the sale of 2,000,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share, the adjusted net tangible book value of the Company at June 29, 1996 would have been $26.6 million, or $4.10 per share. This represents an immediate increase in net tangible book value of $2.96 per share to existing stockholders and an immediate dilution of $7.90 per share to new investors purchasing shares in this offering. Dilution to new investors is determined by subtracting the net tangible book value per share after the sale of Common Stock offered hereby from the initial public offering price per share. The following table illustrates this dilution on a per share basis:

   Assumed public offering price per share (1)...................       $12.00
     Pro forma net tangible book value per share as of June 29,
      1996....................................................... $1.14
     Increase per share attributable to the offering.............  2.96
                                                                  -----
   Adjusted net tangible book value per share after the offering
    (2)..........................................................         4.10
                                                                        ------
   Dilution per share to new investors (2).......................       $ 7.90
                                                                        ======

--------
(1) Assumed initial public offering price before deduction of estimated underwriting discounts and commissions and expenses of the offering to be paid by the Company.
(2) If the Underwriters' over-allotment option were exercised in full, the adjusted net tangible book value per share after the offering would be $4.41, resulting in an immediate dilution of $7.59 per share to investors purchasing shares in this offering.

  The following table sets forth, as of June 29, 1996, on the pro forma basis described above, the number of shares of Common Stock purchased from the Company and the total cash consideration paid and the average price per share paid by existing stockholders of the Company, and by investors in this offering, based upon an assumed initial public offering price of $12.00 per share:

                            SHARES PURCHASED (1)    TOTAL CONSIDERATION AVERAGE
                            ----------------------- ------------------- PRICE PER
                              NUMBER      PERCENT     AMOUNT    PERCENT   SHARE
                            ------------ ---------- ----------- ------- ---------
   Existing Stockholders...    4,483,417      69.2% $19,593,239   44.9%  $ 4.37
   New Investors...........    2,000,000      30.8   24,000,000   55.1   $12.00
                            ------------  --------  -----------  -----
     Total.................    6,483,417     100.0% $43,593,239  100.0%
                            ============  ========  ===========  =====

--------
(1) Gives effect to the conversion of the outstanding Preferred Stock into 2,892,313 shares of Common Stock, which will automatically occur on the closing of this offering. See Note 7 of Notes to Consolidated Financial Statements, "Description of Capital Stock" and "Certain Transactions."

  The foregoing tables do not assume the exercise of outstanding options or warrants, or the conversion of convertible debt. At July 31, 1996, warrants to purchase 1,417,334 shares of Common Stock were outstanding, at an exercise price of $3.00 per share. As of June 29, 1996, there was a total of $1,983,177 of convertible debt outstanding, with a weighted average conversion price of $2.26 per share. At July 31, 1996, there were 817,475 shares of Common Stock issuable upon exercise of all outstanding options; of these, 423,100 shares were then exercisable. The weighted average exercise price of all outstanding options at July 31, 1996 was $4.72. To the extent that these options or warrants are exercised, or this convertible debt is converted into Common Stock, there will be further dilution to new investors. See "Management-- Executive Officers and Directors," "--Executive Compensation," "Description of Capital Stock" and Notes 6, 7, 8 and 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated statement of operations data and consolidated balance sheet data presented below as of December 31, 1994, December 30, 1995, and the consolidated statement of operations data presented below as of January 1, 1994, are derived from the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated statement of operations data and consolidated balance sheet data presented below as of December 28, 1991, January 2, 1993, and the consolidated balance sheet data presented below as of January 1, 1994, are derived from the Company's Consolidated Financial Statements and Notes thereto not included in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for the six-month periods ended July 1, 1995 and June 29, 1996 are derived from the Company's unaudited Consolidated Financial Statements. The financial data for the six-month periods ended July 1, 1995 and June 29, 1996 include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended June 29, 1996 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1996. The selected consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus.

                                                  FISCAL YEAR ENDED                                      SIX MONTHS ENDED
                           -------------------------------------------------------------------------- -----------------------
                           DECEMBER 28, JANUARY 2,      JANUARY 1,      DECEMBER 31,     DECEMBER 30, JULY 1,     JUNE 29,
CONSOLIDATED STATEMENT OF      1991        1993            1994             1994             1995       1995        1996
 OPERATIONS DATA:          ------------ ------------    ------------    -------------    ------------ --------  -------------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)                              (UNAUDITED)
Operating expenses:
 Research and development
  expenses...............    $   784     $      1,227    $      1,727     $      2,086     $  3,226   $  1,062    $  1,406
 General and
  administrative
  expenses...............        116              192             251              505          866        400         708
                             -------     ------------    ------------     ------------     --------   --------    --------
 Total operating
  expenses...............        900            1,419           1,978            2,591        4,092      1,462       2,114
                             -------     ------------    ------------     ------------     --------   --------    --------
Operating loss...........       (900)          (1,419)         (1,978)          (2,591)      (4,092)    (1,462)     (2,114)
Other income.............        --               --              --               --           --         --           36
Interest income
 (expense), net..........        (74)            (167)           (289)             (81)         (25)       (42)         81
                             -------     ------------    ------------     ------------     --------   --------    --------
Net loss.................    $  (974)    $     (1,586)   $     (2,267)    $     (2,672)    $ (4,117)  $ (1,504)   $ (1,997)
                             =======     ============    ============     ============     ========   ========    ========
Net loss per share.......    $ (0.90)    $      (1.25)   $      (1.55)    $      (1.60)    $  (2.85)  $  (1.04)   $  (1.04)
                             =======     ============    ============     ============     ========   ========    ========
Pro forma net loss per
 share (1)...............        --               --              --               --           --         --     $  (0.44)
                                                                                                                  ========
Weighted average common
 and common equivalent
 shares outstanding......      1,087            1,266           1,466            1,669        1,447      1,445       1,919
Pro forma weighted
 average common and
 common equivalent shares
 outstanding (1).........        --               --              --               --           --         --        4,502
                                                                                                      JUNE 29,    JUNE 29,
                           DECEMBER 28, JANUARY 2,      JANUARY 1,      DECEMBER 31,     DECEMBER 30,   1996        1996
CONSOLIDATED BALANCE           1991        1993            1994             1994             1995      ACTUAL   PRO FORMA (1)
SHEET DATA:                ------------ ------------    ------------    -------------    ------------ --------  -------------
                                                   (IN THOUSANDS)                                          (UNAUDITED)
Cash and cash
 equivalents.............    $    22     $        210    $         68     $      1,778     $  7,191   $  5,456    $  5,456
Total assets.............        133              425             526            2,949        8,703      7,350       7,350
Total long-term debt,
 including current
 portion.................      1,417            3,133           1,296            2,115        1,940      2,000       2,000
Deficit accumulated
 during development
 stage...................     (1,782)          (3,368)         (5,636)          (8,307)     (12,425)   (14,421)    (14,421)
Total shareholders'
 equity..................     (1,483)          (2,798)         (1,054)             575        6,493      5,098       5,098

--------
(1) Gives effect to conversion of all outstanding Preferred Stock into Common Stock, which will occur simultaneously with the closing of this offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is engaged in the design, development and commercialization of the PRS, a proprietary, therapeutic device for the treatment of cancerous tumors through the application of radiation directly into a tumor. To date, the Company has not received any significant revenue from the sale of its products and does not anticipate receiving any significant revenue at least until the middle of 1998. The Company has an accumulated deficit totaling approximately $14.4 million since its inception and expects to continue to incur losses until such time as its commercialization efforts yield offsetting revenues. The Company anticipates that its research and development, general and administrative and manufacturing expenses will significantly increase during the balance of 1996 and 1997 as it pursues the commercialization of the PRS.

  Before medical devices such as the PRS can be marketed in the U.S., FDA approval is required. Phase II clinical trials for the treatment of metastatic brain tumors are currently being performed. Based on the results obtained to date in these ongoing Phase II trials, the Company intends to submit a Section 510(k) application to the FDA seeking clearance to commercialize the PRS for treatment of metastatic brain tumors. Locally approved clinical trials for the treatment of brain tumors are also being performed at sites in Europe and Japan. The Company currently anticipates that clinical trials to determine the safety of the PRS for treatment of breast cancer will begin in the U.K. in early 1997. Based upon those trials, the Company will submit an application to the FDA to begin human clinical trials in the U.S. The possibility of treating topical tumors of the skin and mouth with the PRS is also being explored. A program has begun at a U.S. hospital which the Company expects to lead to human clinical trials with the PRS in treating Karposi's sarcomas and other skin malignancies. Upon obtaining all necessary regulatory approvals, the Company intends to begin commercial sales of the PRS. The Company will consider the use of the PRS for other potential applications on an ongoing basis. In order to support such commercialization, the Company will experience significant working capital and other financing needs.

  If the Company receives such Section 510(k) clearance, it intends to market and distribute its products through a combination of collaborative relationships and in-house sales and marketing resources. The Company has developed and will continue to develop strategic alliances with companies that have established distribution channels in domestic and international markets. As part of the manufacturing process, the Company intends to sub-contract the fabrication of most of its electrical and mechanical components. The Company is actively pursuing full functional compliance with ISO 9001 and the FDA's GMP standards that govern quality assurance, personnel training, process control, customer service, design control, supply management and facility and equipment maintenance.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 29, 1996 AND JULY 1, 1995

  Research and development expenses. Research and development expenses increased by $344,523 from $1.1 million in the first six months of 1995 to $1.4 million in the first six months of 1996. These changes reflect significant increases in activity in the Company's clinical trial efforts and bladder and breast cancer research and development programs. A portion of the increase in research and development expenses is attributable to pre-clinical animal trials for the bladder application in 1996. The principal costs in research and development were the Phase II clinical trials. Other factors contributing to the increase in research and development expenses were as a result of discussions with physicians in the U.K. to initiate clinical trials in breast tumors. Costs were incurred in formulating the breast cancer research and trial protocol and developing accessory equipment for the trials.

  General and administrative expenses. General and administrative expenses increased by $307,507 from $400,742 in the first six months of 1995 to $708,249 in the first six months of 1996. The increase is attributable to a growth in personnel from 16 to 24 employees and related costs. Additional increases related to legal and professional fees related to general corporate representation and the protection of intellectual property rights.

  Interest income. Interest income increased by $124,085 from $17,745 in the first six months of 1995 to $141,830 in the first six months of 1996. The change resulted from investing the proceeds of a private placement in the fourth quarter of 1995.

 FISCAL YEAR ENDED DECEMBER 30, 1995 AND DECEMBER 31, 1994

  Research and development expenses. Research and development expenses increased by $1.1 million from $2.1 million in 1994 to $3.2 million in 1995. In 1995, the Company extended the term of 100,000 stock options from seven to twelve years. This extension resulted in the Company recording $860,000 of compensation expense. This compensation expense was allocated between research and development expenses and general and administrative expenses. In 1995, the Company began to increase the number of clinical sites which were conducting Phase II clinical trials. The Company also expanded its activities outside the U.S. to a second European site in Germany and a new site in Japan.

  General and administrative expenses. General and administrative expenses increased by $361,672 from $505,061 in 1994 to $866,733 in 1995. The increase is attributable to a growth in personnel from 13 in 1994 to 21 in 1995 and related costs. The additional increases in 1995 are a function of the allocation of the compensation expense from the stock option extension and legal and professional fees related to general corporate representation and the protection of intellectual property rights.

  Interest income (expense). Interest expense decreased by $33,016 from $143,661 in 1994 to $110,645 in 1995. This decrease is attributable to the prior period conversion of debt. Interest income increased by $22,277 from $63,473 in 1994 to $85,750 in 1995. This increase is attributable to the receipt of offering proceeds from a private placement in the fourth quarter of 1995.

 FISCAL YEAR ENDED DECEMBER 31, 1994 AND JANUARY 1, 1994

  Research and development expenses. Research and development expenses increased by $359,490 from $1.7 million in 1993 to $2.1 million in 1994. This change is attributable to the submission to the FDA for Phase II clinical trials. The Company also expanded its efforts to complete a new model of the PRS by increasing acquisitions of raw materials. In addition, the Company began installing the PRS at hospitals in the U.S. to begin the process of qualifying the device for clinical trials.

  General and administrative expenses. General and administrative expenses increased by $254,296 from $250,765 in 1993 to $505,061 in 1994. The increase is attributable to a growth in personnel from nine in 1993 to thirteen in 1994 and related costs. Part of the personnel increase was to start developing manufacturing operations. Additional increases in 1994 were due to legal and professional fees relating to general corporate representation and the protection of intellectual property rights, and patent expenses for foreign coverage of issued patents.

  Interest income (expense). Interest expense decreased by $149,353 from $293,014 in 1993 to $143,661 in 1994 due to the conversion of approximately $3.6 million principal amount of convertible notes into equity on December 31, 1993. Interest income increased by $60,245 from $3,228 in 1993 to $63,473 in 1994 resulting from the investment of the net proceeds from a private placement.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations through the issuance of convertible debt and Preferred and Common Stock in a series of private placements. Consolidated working capital was $5.7 million at June 29, 1996, compared with $7.6 million at December 30, 1995. Included in working capital are cash and cash equivalents of $5.5 million at June 29, 1996, compared with $7.2 million at December 30, 1995. During the first six months of 1996, $2.0 million of cash was used for operating activities. Prepaid expenses increased in 1996 due to costs associated with the Company"s proposed initial public offering.

  The Company used $307,902 of cash in the first six months of 1996 for fixed assets and leasehold improvements associated with its move to a new facility.

  The Company received $600,000 of cash in the first six months of 1996 from the sale of Preferred Stock.

  The Company's capital requirements may change depending upon the progress of the Company's research and development activities, progress of the clinical trials, progress on new applications for treatment with the PRS and costs involved with procuring and defending patents. The Company believes that proceeds from this offering, together with its current cash and cash equivalents, will be sufficient to meet the capital requirements of its existing business for at least the next 24 months.

                                   BUSINESS

  The Company is engaged in the design, development and commercialization of the Photon Radiosurgery System ("PRS"), a proprietary, therapeutic device for the treatment of cancerous tumors through the application of x-ray radiation directly to the tumor site. The PRS delivers in a single treatment a high dose of radiation through a thin, minimally invasive, needle-like probe, which emits from its tip precisely controlled low energy x-rays that irradiate the tumor from the inside out. The limited penetration of low energy x-rays in tissue substantially confines the radiation to the tumor site.

  The Company believes that the PRS offers a number of advantages over conventional radiation therapies by allowing higher radiation doses with shorter patient treatment times. Substantial confinement of the radiation to the tumor boundaries significantly reduces the risk of radiation exposure to surrounding healthy tissue and important organs or critical structures.

  The most common form of treatment of cancerous tumors is by invasive surgery. The Company believes that the PRS provides an attractive, minimally invasive alternative to surgery, resulting in significantly less patient trauma, shorter hospital stays and lower treatment costs than surgery. The PRS can be applied after performing a biopsy and when desirable, use of the PRS can be coupled with surgical procedures.

  Next to surgery, radiation therapy is the most common modality of treating cancer. Approximately 50% of all cancer patients in the U.S. receive radiation therapy at some point during the course of their disease. Radiation can be administered to a tumor by external beams or interstitially by inserting a radiative source into the patient. With external beams, radiation must pass through, and may potentially damage, healthy tissue before reaching the tumor, whereas the PRS delivers radiation directly to the tumor site.

  An established form of treatment, called brachytherapy, delivers radiation directly to a tumor site by the insertion of radioactive isotopes. In comparison to this form of treatment, the Company believes that the PRS offers a greater ability to control and localize low energy radiation doses, and avoids the costs and risks associated with the storage, handling and disposal of radioactive materials. The Company believes that the PRS also offers significant advantages over other forms of therapy, such as the destruction of cancerous cells by heating, cooling or the use of laser light.

  To date, the Company has focused its clinical efforts primarily on the treatment of metastatic brain tumors. However, the PRS is being developed for a variety of applications, including the treatment of primary brain tumors as well as breast, prostate, bladder, skin and other cancers. The method of treatment will depend on the application. The Company expects that the three basic PRS treatment methods will be (i) the "interstitial" irradiation of localized tumors from the inside out; (ii) the "intracavitary" irradiation of body cavities; and (iii) the "intraoperative" irradiation of tumors or of the beds of surgically removed tumors in order to destroy remaining cancerous cells.

  The Company and Toshiba Medical Systems Company, Ltd. ("Toshiba") have entered into agreements relating to performance of clinical trials, and to future product distribution arrangements in Japan.

  The Company holds nine U.S. patents and four U.S. patent applications relating to the PRS or its constituent or ancillary components. The Company has also obtained or filed patent applications in other selected foreign countries.

  The Company was formed in 1989 as a joint venture between Thermo Electron Corporation ("Thermo Electron") and an investment entity organized by Peter M. Nomikos, the Company's President and Chief Executive Officer. Mr. Nomikos co-founded Thermo Electron with George N. Hatsopoulos, Ph.D., a director of the Company.

BACKGROUND

 CANCER OVERVIEW

  According to the American Cancer Society, the direct medical costs incurred in the delivery of cancer care in the U.S. will be approximately $35 billion in 1996. Cancer care expenditures have been increasing as the number of new cancer cases in the U.S. has increased from 782,000 in 1980 to an estimated 1,350,000 in 1996. In 1990, 22.4% of deaths in the U.S. were due to cancer, ranking it the second leading cause of death. The incidence rate is growing at 1.8% per year. Men have a one in two lifetime risk of developing cancer and for women the risk is one in three. The increase in cancer cases is attributable to a number of factors, including an aging population and additional exposure to carcinogens. According to the National Cancer Institute, people over age 65 are 10 times more likely to develop cancer than those under age 65. In addition, environmental factors, such as tobacco use and exposure to industrial carcinogens, continue to increase the incidence of cancer. Approximately 554,740 deaths annually, or over 1,500 deaths daily, are currently attributable to cancer, and approximately one out of every four deaths in the U.S. is cancer-related.

  Changing technology, earlier diagnosis, and better treatment have increased the five-year survival rate of cancer patients from approximately 33% in 1960, to approximately 53% in 1994. This improvement in survival rates has also increased the demand for cancer-related products and services.

  Treatment of cancer is expensive, with an annual cost per case, including diagnosis, hospital treatment and other facility stays, usually in excess of $10,000. Cancer patients accounted in 1993 (the latest available reporting period) for 6% of the total days of hospital care with an average length of stay of approximately eight days. The delivery of cancer care, as in the healthcare market in general, has been the subject of significant cost-containment pressures from HMOs and other third party payors. These pressures have driven the development of lower cost providers and have also driven the search for better, more cost-effective cancer treatment tools and protocols.

MAJOR CANCER TREATMENT METHODS

  Surgery, radiation and chemotherapy are the traditional means of treating cancer. While surgery and radiation focus on localized solid tumors, chemotherapy can provide adjunctive therapy as well as address disseminated systemic diseases, such as leukemia. Solid tumor cancers are expected to account for greater than 90% of new cancer cases in 1996.

 SURGERY

  Surgical excision of tumors has historically been the preferred method of tumor treatment. However, surgery involves highly invasive and traumatic procedures for patients. Surgery is not an optimal or practical option in a number of cases, including cases where tumors are difficult or impossible to access, where a patient's medical condition does not allow for a highly invasive procedure to be performed, or in cancer of the breast or other locations where cosmetic factors are of concern to the patient. In addition, the procedure of removing tissue mass surgically may either leave some malignant cells behind or disperse them through healthy tissue.

 RADIATION

  Next to surgery, radiation is the dominant method of treating cancer. Approximately 50% of all cancer patients in the U.S. receive radiation therapy at some point during the course of their disease. An important advantage of radiation therapy is that the radiation acts with some selectivity on cancer cells. The absorption of radiation by a cell affects its genetic composition and inhibits the replication of the cell, leading to its gradual death. Cancerous cells are fast replicating and thereby are disproportionately damaged by the radiation absorbed.

Conventional external radiation requires the radiation to have sufficient energy to reach the targeted tissue. Therefore, radiation originating from a source outside the body must pass through, and may potentially damage, healthy tissue.

  Currently, the most common type of radiotherapy uses x-rays delivered by external beams and is administered using linear accelerators ("LINACS"). LINACS are conventionally used for multiple, or "fractionated," treatments of a tumor in up to 30 radiation sessions, or, as used more recently in the brain, to deliver a single high dose of radiation in a procedure referred to as stereotactic radiosurgery ("SRS"). Single-fraction LINAC treatments of brain tumors involve a risk of overradiating a critical structure, such as the optic nerves within the beam's path, a factor which, the Company believes, has restricted their medical acceptance. In spite of technological refinements, external beam radiation therapy still requires that radiation pass through surrounding healthy tissue, resulting in the risk of damage to that tissue.

  Less common methods of external radiation therapy involve the use of focused radiation from radioactive cobalt sources and the irradiation of tumors with proton beams. Focused cobalt radiation is generated by the Gamma Knife manufactured by Elekta Instrument AB of Sweden. As is the case with traditional external beam radiation, the x-rays from this device must pass through healthy tissue prior to reaching the tumor. The Company understands that the Gamma Knife currently costs in excess of $3 million dollars and that its cobalt source must be replaced periodically. Proton beam treatments, in which protons, accelerated to high speeds in a cyclotron and focused into a variable-sized beam, have been clinically evaluated for therapy at only a few sites. These machines cost appreciably more than the Gamma Knife, and the Company believes that it is doubtful that many cyclotrons will be built or be widely accessible.

  In addition to external radiation therapy, radioactive seeds, probes, wires or ribbons are sometimes inserted into a tumor ("interstitially") or into a body cavity ("intracavitary"). This modality, known as "brachytherapy," does not require the radiation to pass through surrounding healthy tissue, with radiation administered slowly at lower dose rates than those used in external beam radiation. However, the radioactive material utilized in brachytherapy begins to decay after being implanted in the body, and is difficult to localize or control. In addition, various state and federal laws and regulations exist relating to the handling, storage and disposal of the radioactive materials used in brachytherapy which require the use of shielded containers and facilities to store and handle the materials and protect personnel.

 OTHER TREATMENTS

  One cancer treatment method involves the killing of cells by significantly changing their temperature, either upward or downward. However, this method does not selectively differentiate between cancerous and non-cancerous cells and is difficult to control because blood vessels exacerbate the flow of heat away from or toward the targeted lesion. These difficulties are compounded by the need to keep surrounding healthy tissue either sufficiently cool or warm, depending on the method used, in order to prevent that tissue from being destroyed. In contrast, the x-ray penetration provided by the PRS is unaffected by blood flow, and the dose received by cells can be more accurately defined.

  Other treatments include tumor targeting and destruction by genetically engineered drugs, the use of laser light to initiate chemical reactions that destroy cancer cells (photodynamic therapy or "PDT"), particle beam bombardment of malignant tumors, and the use of a device which magnetically steers a tiny, heated metallic pellet inside the lesion to kill the diseased cells. PDT requires the introduction of a light-sensitive drug into the patient which is intended to preferentially concentrate in the tumor. Irradiation of the tumor by laser light chemically destroys the cells. In contrast to x-rays, the penetration depth of laser beams into tissue is very limited, thereby restricting the technology to treatment of near-surface tumors intraoperatively. Moreover, there are certain side effects associated with the PDT drugs, with some patients remaining very sensitive to light after the procedure. None of these treatments has yet proven more reliable than surgery and/or radiation treatments.

THE PRS SOLUTION

  The Company believes that the PRS offers therapeutic, operational and economic advantages over current conventional treatments.

 THERAPEUTIC ADVANTAGES

  Unlike external radiation sources, such as the LINAC or the Gamma Knife, which, in order to deliver x-rays to a tumor site, require that the x-ray beams pass through a patient's healthy tissue, the PRS's x-ray source can inject low energy photons directly into the tumor. In this manner, radiation can be substantially confined within the tumor boundaries thereby significantly reducing the exposure of surrounding healthy tissue and important organs. Interstitial delivery allows higher doses of x-rays to be delivered to the tumor, thereby shortening aggregate treatment time to typically less than 30 minutes, shorter than that normally required for external therapies. With the PRS, a stronger single dose of radiation, rather than multiple fractionated doses as prescribed with conventional external beam therapies, can be applied. Moreover, the interstitial x-ray source of the PRS delivers a higher dose to the tumor's central core than to its periphery. Since, generally, a tumor's hypoxic (radiation resistant) cells occupy this inner region, the dose distribution of the PRS is appropriate for maximum cell destruction. Furthermore, the x-ray output of the PRS can be maintained at a constant level, unlike, for example, radioactive isotopic seeds, which decay after being implanted into the body. The localization of PRS radiation can also facilitate radiation therapy for children whose cells are more actively replicating and who are more likely to suffer side effects from external radiation.

  The Company believes that in contrast to surgery, the PRS is minimally invasive and, due to its needle-like probe, can allow access to tumors otherwise difficult or impossible to access surgically. The Company believes that the minimally invasive nature of the PRS will offer advantages when patient condition or cosmetic considerations do not allow highly invasive or traumatic surgical interventions. For example, the Company believes that the PRS can be used to irradiate breast cancer tumors, immediately after biopsy confirmation of breast cancer, thereby reducing treatment delays and offering an alternative to lumpectomy. In addition to its use on a stand-alone basis, the Company believes that the PRS can be used in conjunction with current therapies, for example to irradiate the "bed" of a surgically removed tumor and to destroy remaining cancerous cells. Although the Company anticipates that the primary applications for the PRS will involve the treatment of solid tumors, the PRS has also been designed for treatment of certain diffuse tumors, such as those within the lining of the bladder or other body cavities.

 OPERATIONAL ADVANTAGES

  The Company believes that the design of the PRS will make it portable and easier to use than conventional external beam radiation therapy equipment. Because the PRS treatment focuses on the tumor and the immediately surrounding tissue, the Company anticipates that treatment planning will be shorter and simpler than with conventional radiation treatments. In addition, unlike conventional brachytherapy or the Gamma Knife, the PRS's low photon energy x-ray source contains no radioactive material, thereby eliminating problems associated with the storage, handling and disposal of radioactive materials and the need to shield personnel and facilities. The PRS has been designed for use immediately after confirmatory biopsies. When used in neurosurgical applications, such as the treatment of brain tumors, the PRS probe can be affixed to the stereotactic frame used to position the biopsy needle and then inserted through the track left by the biopsy needle. Finally, the PRS is being developed for use in a variety of different applications, and the various probes being developed by the Company for these different applications are expected to be interchangeable components of the PRS.

 ECONOMIC ADVANTAGES

  The Company believes that the price of the PRS to the hospital, surgical center or other purchaser will be significantly below that of the equipment used for conventional external radiation therapy methods currently available. The Company believes that the combination of a biopsy with a short, one-time treatment with the PRS, and an anticipated hospital stay of, generally, no more than one day, will provide an appealing, minimally invasive and economically feasible choice of therapy for the patient. It is anticipated that the cost of treatment with the PRS will be substantially less than surgery, and less than or comparable to, other inpatient therapies.

  The Company believes that the anticipated lower acquisition costs of the PRS will make it potentially attractive not only to major urban teaching hospitals, but also to smaller, regional health care providers, which otherwise may not have adequate capital resources to purchase alternative equipment.

SPECIFIC APPLICATIONS OF THE PRS

  The Company has to date focused its clinical efforts on the treatment of metastatic brain tumors. In addition to metastatic brain tumors, the Company currently intends to seek clearance to conduct clinical trials to determine the safety and efficacy of the PRS in treating primary brain tumors and tumors in the breast, prostate, bladder and skin. Depending on the nature and location of the cancerous tumor, these additional treatment applications may require the use of separate components or accessories in connection with the PRS, but the Company believes that the basic core technology of the PRS will not need to be significantly modified. The Company will consider the use of the PRS for other potential applications on an ongoing basis. See "--Clinical Trials."

 BRAIN TUMORS

  Primary brain and central nervous system tumors will account for 17,900 new cases of cancer in 1996. Metastatic brain tumors, or secondary tumors formed in the brain from malignant cells dispersed from distant primary tumor sites in the body, have a much higher incidence rate. In fact, the brain is the leading site for metastases to form; one in three cancer patients will develop one or more such tumors prior to dying. Estimates place the figure in the range of 150,000 to 400,000 patients annually. Due to their advanced age or stage of their primary disease most of these patients will not benefit sufficiently from treatment. However, about 35,000 of these patients are thought by the Company to be candidates for therapy. While the Company to date has focused its development and clinical efforts on the treatment of metastatic brain tumors, it intends to explore the possibility, from a market and regulatory standpoint, of utilizing the PRS for treatment of primary brain tumors as well.

  Aggressive treatment of metastatic brain tumors traditionally has been limited. Patients with these tumors typically have received a fractionated series of external beam whole brain radiation, which, because of the cumulative effect on healthy tissue through which it passes, cannot be used to treat subsequent tumors which frequently reoccur. Because of the particularly sensitive nature of the brain and its surrounding critical organs and structures, such as the optic nerves, damage from external radiation can severely harm the patient. The PRS is particularly well-suited for this application because of its targeted, low-energy approach. In addition, although external beam radiotherapy is not recommended for young children whose brains are still developing, highly confined interstitial irradiation with the PRS may reduce the risk of radiotherapy to maturing brains. Phase I clinical trials for the use of the PRS in treating metastatic brain tumors have been completed, and Phase II clinical trials are currently being performed. See "--Clinical Trials."

 BREAST TUMORS

  Breast cancer is the second leading cause of cancer deaths in women in the U.S. In 1996, 184,300 new invasive cases of breast cancer are expected to be diagnosed among women in the U.S., with an estimated 44,300 deaths. Current conventional treatment methods for breast cancer include lumpectomies, mastectomies, radiation, chemotherapy and hormone therapies or, as often is the case, a combination of several of these.

  The Company believes that the PRS could provide treatment for breast cancer both interstitially (directly into the tumor) and as a post-surgical "boost" to the tumor bed after the tumor has been removed surgically, with the goal of destroying any malignant cells remaining in the tumor bed. The Company currently anticipates that two clinical trials to ascertain the safety of the PRS for treatment of breast cancer will begin in early 1997 in England. In one trial the PRS will be tested to irradiate tumors interstitially immediately after their diagnoses by stereotactic biopsies. In the other trial the PRS will be tested to irradiate the tumor bed immediately after surgical excision of the tumor. The Company is developing, for this intraoperative study, treatment accessories and fixturing. See "--Clinical Trials."

 PROSTATE TUMORS

  Prostate cancer is the second leading cause of cancer deaths in men in the U.S. In 1996, 317,100 new cases of prostate cancer are expected to be diagnosed in the U.S. with an estimated 41,400 deaths. Treatment is presently implemented by surgery and radiation; hormones and chemotherapy are other options.

  According to the latest data available, in 1993, 250,000 transurethral and 53,000 radical prostectomies were performed. In 1992 the hospital stay for a patient with prostate cancer was on average approximately six days with an overall cost of $12,226.

  A protocol for human prostate trials involving ultrasound-guided transperineal insertion of the PRS into the prostate (using a longer PRS probe developed for treating bladder cancer) to irradiate prostate lesions has been approved by the ethics committee of a London hospital. The Company is currently reviewing the efficacy of combining the PRS with external beam therapy for this application. The former would treat the focal lesions of the prostate, and the latter would provide treatment for the microscopic (isolated tumor cell) disease. See "--Clinical Trials."

 BLADDER TUMORS

  In 1996, an estimated 52,900 new cases of bladder cancer are expected to occur, with 11,700 deaths predicted. In 1992, hospitalization for a patient with bladder cancer was on average approximately six days with an overall cost of $12,936.

  For bladder cancers, surgery alone or in combination with other treatments is used in over 90% of cases. External beam irradiation is limited in usefulness due to its damaging effects on the healthy tissue surrounding the bladder. The Company has developed a means of delivering with the PRS radiation only to the bladder lining by a noninvasive, transurethral method. Although designed to treat diffuse malignancies extending over the entire lining of the bladder, the apparatus is designed to be sufficiently versatile to allow irradiation of localized bladder tumors as well. Initial animal trials with this procedure are currently being conducted. If those trials are successful, the Company will request, by the first half of 1997, FDA approval of an Investigational Device Exemption ("IDE") to begin Phase I human trials. See "--Clinical Trials."

 SKIN TUMORS

  In 1996, there are expected to be over 800,000 new cases of skin cancers. Melanomas are expected to be diagnosed in 38,300 individuals. An additional 17,000 invasive nonmelanomas, mostly sarcomas such as Karposi's sarcoma (a malignant skin tumor often suffered by AIDS patients), will occur. Currently there are four primary methods of treatment utilized for skin cancers. Surgery is the primary modality and used in 90% of cases. The others are radiation therapy, electrodessication, in which tissue is destroyed by heat, cryosurgery, in which tissue is destroyed by freezing, and laser therapy for early skin cancer. The Company believes a significant number of cases of skin cancers are amenable to treatment with the PRS either as an alternative to present radiation therapies or as an adjunct to surgery.

  For non-interstitial treatments, the Company has developed an x-ray "shielding cone," which is intended, when fitted onto the PRS's probe tip, to restrict the area of x-ray exposure to the region of the tumor being treated. The Company has established a research site at a New York City hospital, and intends to submit an application to the FDA to begin human clinical trials for Karposi's sarcoma and possibly other types of skin tumors in late 1997.

 OTHER POTENTIAL APPLICATIONS

  Application of the PRS to the treatment of various types of tumors is not necessarily limited to those described above. For example, the Company is considering the applicability of the PRS for intraoperative treatment of gynecological tumors (cervical and uterine malignancies), as well as for minimally invasive therapy for lung, colon, rectal, liver, pancreatic and nasopharyngeal cancers. For these other cancers, fixturing devices will need to be developed, or existing fixturing devices will need to be modified, for compatibility with the PRS.

The Company intends to design its own devices, as well as pursue relationships with fixture device manufacturers in order to develop or modify their devices, as it has with respect to stereotactic systems used in treating brain and breast tumors. For applications where a direct path to the tumor site is not possible, the Company is exploring a flexible version of the probe which will permit indirect access to the tumor site.

BUSINESS STRATEGY

  The Company's goal is to establish the PRS as the preferred means for the treatment of cancerous tumors by utilizing its therapeutic, operational and economic advantages over competing cancer treatment methods. In order to achieve its objectives, the Company intends to pursue the following business strategy:

  UTILIZE CORE TECHNOLOGY FOR THE TREATMENT OF METASTATIC BRAIN TUMORS AND ADDITIONAL APPLICATIONS. The PRS has been used to treat metastatic brain tumors in 57 patients, and Phase II clinical trials for the treatment of these brain tumors are currently ongoing. While the Company has focused its efforts to date on the development of the PRS to treat metastatic brain tumors, the Company intends to utilize and further develop its core PRS technology for multiple applications based on specific market opportunities. The Company expects these applications to include the treatment of primary brain tumors as well as breast, prostate, bladder, skin and other cancers.

  BUILD RELATIONSHIPS WITH MEDICAL PROFESSIONALS AND INSTITUTIONS. The Company has developed strong relationships with prominent medical professionals and institutions worldwide who have been involved in the clinical testing of the PRS. The Company believes that the medical community's acceptance of the PRS as a viable cancer treatment tool will significantly impact the Company's ability to market the PRS. Therefore, the Company intends to continue to foster and expand these important relationships, and to leverage the relationships to gain market acceptance of the PRS. In addition, the Company has established a Medical Advisory Board, which will advise and consult with the Company's Board of Directors and senior management.

  OBTAIN REGULATORY CLEARANCE OF THE PRS IN THE U.S. AND INTERNATIONALLY. The Company intends to seek regulatory clearances for the PRS in the U.S. and abroad. In the U.S., the Company intends to submit a Section 510(k) application to the FDA in late 1996, on the basis of results of its ongoing human clinical trials, which will seek limited clearance from the FDA to commercialize the PRS for treatment of metastatic brain tumors. In addition, the Company has initiated, and intends to continue, the process of seeking a CE Mark for the PRS. The Company intends to pursue regulatory clearance in other countries as needed, and expects that it will initially introduce the PRS in selected foreign countries where governmental regulatory approval procedures are less burdensome and expensive than in the U.S. In addition, the Company intends to initiate human clinical trials for applications other than brain tumor treatment such as breast, prostate and bladder tumor treatments, and to seek regulatory approvals for the commercialization of those applications if the results of the underlying clinical trials so warrant.

  PURSUE COMMERCIAL ACCEPTANCE OF THE PRS IN THE U.S. AND INTERNATIONALLY.
The Company intends to pursue the rapid commercialization of the PRS in the U.S. and abroad. The Company anticipates that it will continue to pursue collaborative relationships with companies that have established distribution channels in various domestic and international market segments, as it has with Toshiba. The Company also intends to continue its practice of developing strategic relationships with licensors or manufacturers of equipment or technology which can be used in connection with the PRS, such as treatment planning software and stereotactic frames, breast biopsy tables or other fixturing devices.

  PROTECT INTELLECTUAL PROPERTY RIGHTS. The Company holds nine U.S. patents and four U.S. patent applications relating to the PRS or its constituent or ancillary components. The Company has also obtained two patents in Australia, and has filed patent applications in other selected foreign countries. The Company intends to continue to pursue its patent filing strategy and to vigorously protect its intellectual property rights against infringement. See "Risk Factors--Patents and Proprietary Technology."

CLINICAL TRIALS

  Before medical devices such as the PRS can be marketed in the U.S., successful completion of clinical trials, along with FDA approval, is required. Phase I clinical trials for the use of the PRS in treating metastatic brain tumors have been completed, and Phase II clinical trials are currently being performed with respect to this application. Based on the results obtained to date in these ongoing Phase II trials, the Company intends to submit a Section 510(k) application to the FDA seeking clearance to commercialize the PRS for treatment of metastatic brain tumors. Locally approved clinical trials for the treatment of brain tumors are also being performed at sites in Europe and Japan. The Company currently anticipates that clinical trials to determine the safety of the PRS for treatment of breast cancer will begin in the U.K. in early 1997. Based upon those trials, the Company will submit an application to the FDA to begin Phase I human clinical trials. The possibility of curing topical tumors of the skin and mouth with the PRS is also being explored. A program has begun at a U.S. hospital which the Company expects to lead to human clinical trials with the PRS in treating Karposi's sarcomas and other skin malignancies. The Company will consider the use of the PRS for other potential applications on an ongoing basis.

  The following table summarizes by treatment application the status of clinical trials in the U.S., Europe and Japan:

   APPLICATION            STATUS
   -----------            ------
   Brain tumors           U.S.:   Phase II in process
    (interstitial and as  Europe: Phase II and local trials in process
    post-surgery          Japan:  Local trials in process
    radiation "boost")
   Breast tumors          U.S.:   Trial sites under investigation*
    (interstitial and as  Europe: Human clinical trials planned to commence
    post-surgery                  in early 1997*
    radiation "boost")
                          Japan:  Potential trial sites under evaluation*
   Bladder tumors         U.S.:   Animal trials in process; human clinical
                                  trials expected to commence mid-1997*
   Prostate tumors        Europe: Protocols for trials approved in London;
                                  clinical trials expected to commence mid-
                                  1997*
   Skin tumors (contact   U.S.:   Clinical trials expected to begin in late
    therapy)                      1997*

--------
* FDA or local approvals are needed before commencing clinical trials.

  Research studies for medical devices such as the PRS are often conducted in a phased approach. Before any commercial sales in the U.S. of the PRS can commence, successful completion of these clinical trials, along with FDA approval, is required.

  Phase I trials are used to demonstrate feasibility, to delineate an initial safety profile and to identify technical, procedural and clinical factors which may be material to the successful use of the device. Phase II clinical trials normally are conducted on a larger population group in order to identify possible adverse health and safety risks and to begin gathering efficacy data. Each of the clinical trials is to be conducted pursuant to certain standards under protocols setting forth the objectives of the study, the parameters to be used to monitor safety during the trials, and the efficacy criteria which are to be evaluated. In turn, each protocol must be submitted to the FDA. The data obtained from these trials are then used to support a Section 510(k) or other application to the FDA requesting commercialization approval.

  In 1992, the FDA granted an IDE to the Company to perform a limited number of human clinical trials on brain tumors. Between December 1992 and April 1993, the Company completed a ten-patient Phase I clinical trial at a major Boston teaching hospital. The results of these trials indicated that the PRS was capable of destroying cancerous tissue in a focally defined area. Based on these results, that hospital asked the Company to seek FDA approval to conduct an additional series of trials in order to treat more patients while awaiting approval of a Phase II study. As a result, four more patients were treated with similar results.

  Based on the Phase I results, the Company sought permission from the FDA to begin Phase II trials to treat brain tumors, and such permission was granted in March 1994. These trials are required to establish the efficacy of the PRS relative to currently acceptable treatment methods. The Company is performing Phase II clinical trials on the PRS at certain institutions and their affiliated medical facilities in Boston and London. In addition, locally approved clinical trials are being performed in Germany, London and Tokyo. These trials enable the treatment of patients who are not eligible for the current Phase II trials and allow the use of treatment methods and evaluation techniques which are different than those defined in the FDA-approved IDE protocol for this application.

  To date, 57 patients have been treated with the PRS at various hospitals. Although the studies are not yet complete, in the Company's opinion, the PRS has destroyed all cancerous tissue which has been targeted with an adequate dose of radiation. Pathological evidence from the only two patients autopsied to date with multiple brain tumors indicated that the PRS-treated tumors were entirely dead while other tumors which had undergone external beam radiation contained viable cancer cells. While MRIs can be utilized, with certain limitations, for determining whether tumors have been destroyed, tissue analyses from autopsies or surgical excisions provide the most accurate means of detecting the extent of malignant cell destruction. However, both the hospital costs and the reluctance of the patients' relatives to provide consent limit the number of autopsies performed. Complications that have occurred to date, such as edema, have generally been of the type experienced by patients undergoing brain biopsies without PRS treatment. Edema may result from mechanical, radiative or other trauma to tissue and is generally controllable using steroids or other conventional methods. While the Company has been encouraged by the results of the brain tumor trials so far, these results may not be predictive of future results in these or any other clinical trials or of results obtained in clinical trials for other specific applications.

  Based on the results of the Phase II trials to date, the Company intends to submit certain data from these trials in support of an application to the FDA under Section 510(k). The Company expects that this Section 510(k) application would seek clearance from the FDA to commercialize the PRS for similar treatments of patients with metastatic brain tumors. See "--Government Regulation." The Company expects to submit such a Section 510(k) application before the end of 1996. If clearance is received from the FDA, the Company would begin such commercialization of the PRS in the U.S. If such clearance is not obtained, the Company would have to seek approval by submission of a PMA application in order to market the product. The PMA process is significantly more complex, expensive and time consuming than the Section 510(k) application process. The PMA process typically spans several years and may never result in approval. See "Risk Factors--Absence of Regulatory Clearances; Uncertainty of Obtaining Section 510(k) Clearance."

  With respect to other potential PRS applications, the Company anticipates that human clinical trials to ascertain the safety of the PRS for treatment of breast cancer will begin in early 1997. A protocol for human prostate trials involving ultrasound-guided transperineal insertion of the PRS into the prostate (using a longer PRS probe developed for treating bladder cancer) to treat prostate lesions has been approved by the ethics committee of a hospital in London. The Company is currently reviewing the efficacy of combining the PRS with external beam therapy for this application. Initial animal trials for use of the PRS in treatment of bladder cancer are currently being conducted. If those trials are successful, the Company will request FDA approval of an IDE to begin Phase I human trials for diffuse, superficial bladder wall cancers, although any such approval is not likely to be requested earlier than the first half of 1997. The Company has established a research site in New York City, and expects to submit an application to the FDA to begin human clinical trials for use of the PRS to treat Karposi's sarcoma and other skin malignancies by late 1997.

PRODUCTS AND PRODUCT DEVELOPMENT

  A complete PRS consists of (i) equipment for clinical use in treating patients, principally consisting of the x-ray emitting probe, its electronic control box and a standard computer-based treatment system, (ii) clinical quality assurance equipment for use in the operating room to verify the accuracy of the treatment, and (iii) custom equipment for use in the laboratory to calibrate the output of the probe.

  The PRS is intended to be a turn-key system. However, the Company believes that certain PRS components or accessories will have other uses for which they may be marketed separately. For example, the Company believes that the CCD-microdensitometer, which is part of the PRS and which allows for testing of radiation dosage and distribution prior to patient exposure, could be used with conventional x-ray sources as well as with the PRS. Several prototype units are under evaluation in the U.S. and Europe and the Company may seek clearance to market it on a separate basis. In addition, the Company has also designed, in support of its proprietary x-ray technology, an automated dosimetry water tank, which provides a rapid computer-based means of measuring the spatially distributed x-ray dose around the probe tip. While the tank was originally designed by the Company to facilitate periodic calibration of PRS units by hospitals, the tank can also be used to measure the dose delivered by radioactive seeds, and the Company intends to explore further the market potential for sales of tanks for this purpose.

  The Company believes that masking the outside of the tip of the PRS probe with a sculpted thin layer of an appropriate metal can vary the dose distribution to conform the radiative field to more closely match the configuration of a nonspherical tumor. The Company is investigating the development of a "library" of masks that can be slipped over the tip of the probe, with each mask tailored to produce a differently shaped dose distribution. The Company is also currently considering the feasibility (from a design, cost and market standpoint) of a PRS x-ray source which would rely on a flexible probe in order to address endoscopically approachable body tumors, or those "hidden" behind critical structures.

MARKETING AND SALES; COLLABORATIVE RELATIONSHIPS

  The Company believes that the acceptance of the PRS by health care providers as a viable, cost-effective alternative to conventional cancer treatment methods will be critical to the successful commercialization of the PRS. The Company intends to target such health care providers as hospitals, out-patient providers, women's health centers, and small regional facilities, both within the U.S. and abroad, as potential customers. The Company intends to market and distribute its products through a combination of collaborative relationships and in-house sales and marketing resources. The Company has heavily relied, and intends to continue to heavily rely, on the pursuit of strategic alliances with companies that have established distribution channels in domestic and international markets.

  The Company and Toshiba have entered into agreements relating to the conduct of clinical trials in Japan, and to future product distribution arrangements in that country. Those agreements provide that Toshiba will conduct and pay a portion of the cost of the PRS clinical trial program in Japan, be responsible for obtaining approval under Japan's Pharmaceutical Affairs Law to import, market, sell and use the PRS and, once regulatory approvals are obtained, serve as exclusive distributor for the PRS in Japan. Toshiba is purchasing from the Company at a discounted price two PRS units for use in the clinical trials. The Company has agreed to upgrade those units at no additional cost to Toshiba once approvals are obtained to sell the PRS in Japan. Toshiba is one of the leading medical device manufacturers and distributors in the world, and the Company believes that Toshiba's support for the PRS will be a significant factor in gaining acceptance for the device in the medical marketplace in Japan. Upon entering into the clinical trial and distribution arrangement, Toshiba purchased an equity interest in the Company which represents 4.9% of the issued and outstanding capital stock of the Company before the consummation of this offering.

  The Company also has entered into, and plans to continue entering into, strategic relationships with manufacturers or designers of components and accessories relating to, or to be used in conjunction with, the PRS. The Company believes that such relationships will enable the Company to focus its development efforts and devote its economic resources to its core technologies, while simultaneously providing access to those parties' customers and distribution channels. For example, two manufacturers of stereotactic frames, Radionics Incorporated ("Radionics") and Medical High Tech GmbH, have adapted their frames to be compatible with the PRS, and a third frame manufacturer has submitted designs to the Company indicating a similar intention. In addition, a Radionics subsidiary, Radionics Software Applications ("RSA"), has developed a version of its three-dimensional patient treatment planning program specifically tailored for use with the PRS in conjunction with its stereotactic frame. The Company hopes to leverage its relationships with these third parties in order to increase market opportunities. See "Risk Factors--Limited Marketing Experience."

MEDICAL ADVISORY BOARD

  The Company has recently formed a Medical Advisory Board, which will advise and consult with the Company's Board of Directors and senior management at such times as the Board of Directors shall request. This advice and consultation will relate generally to the Company's business and products, including the PRS, as the Board of Directors deems appropriate. The Medical Advisory Board members may be employed on a full-time basis by employers other than the Company, and these members may have commitments to, or consulting, advisory or other contractual relationships with, other third parties. These third party commitments and relationships may limit the availability of the Medical Advisory Board members to the Company, and may potentially result in conflicts of interest. The Board of Directors has not yet convened a meeting of the Medical Advisory Board. The following individuals have agreed to serve as members of the Medical Advisory Board:

NAME                               POSITION
----                               --------
Nicholas T. Zervas, M.D. (Chair-   Higgins Professor of Neurosurgery and Chief
 man)............................. of the Neurosurgical Service at The
                                   Massachusetts General Hospital, Boston,
                                   Massachusetts.
Michael Baum, ChM. FRCS........... Professor of Surgery, Department of
                                   Surgery, at The Institute of Surgical
                                   Studies, University College London Medical
                                   School, London, England.
Basil S. Hilaris, M.D., FACR...... Professor and Chairman of the Department of
                                   Radiation Medicine at Our Lady of Mercy
                                   Medical Center, New York Medical College,
                                   New York City.
Christoph B. Ostertag, M.D........ Professor and Director of Department of
                                   Stereotactic Neurosurgery at the
                                   Neurosurgical University Clinic, Albert-
                                   Ludwigs University, Freiburg, Germany.
Kintomo Takakura, M.D., Ph.D...... Director of Neurological Institute and
                                   Professor and Chairman of Department of
                                   Neurosurgery at Tokyo Women's Medical
                                   College, Tokyo, Japan.

  The Company is proposing that each member of the Medical Advisory Board, with the exception of Dr. Zervas, be issued options to purchase 1,000 shares of the Company's Common Stock for each full year that such member serves on the Medical Advisory Board. The exercise price per share for the options issued with respect to the member's first year of service on the Medical Advisory Board is to be equal to the initial public offering price hereunder, and the exercise price per share for the options issued with respect to any subsequent year of service on the Medical Advisory Board is to be the fair market value of such share (as determined by the Company's Board of Directors) on the first day of such year of service. Each member would also receive a fee of $1,000 per regular or special Medical Advisory Board meeting attended in person (together with reimbursement of reasonable travel expenses), and a fee of $500 per each such Medical Advisory Board meeting participated in by means of conference telephone arrangements. The Company is proposing to pay Dr. Zervas, the current Chairman of the Medical Advisory Board, a stipend of $10,000 for each year that he serves on the Medical Advisory Board.

PATENTS AND PROPRIETARY RIGHTS

  A U.S. patent directed to the base PRS technology was issued to the Company in October 1992. Two patents were issued to the Company in 1996 directed to shaped radiation patterns and electron beam steering, respectively. In 1994 and 1995, three U.S. patents directed to use of the PRS to treat brain tumors were issued to the Company. A U.S. patent, directed to a flexible probe PRS for endoscopic purposes, was also issued to the Company in 1995. Another U.S. patent was issued to the Company in 1996 for an apparatus for use in x-ray dosimetry for the PRS. One U.S. patent, issued in 1996, and two pending U.S. patent applications are directed to use of the PRS to deliver x-rays to internal surfaces and adjoining regions of body cavities, such as the bladder, esophagus, anal region, nasal orifice and gynecological area. One pending application has been allowed by the Patent Office and grant of patent is expected shortly in that application. The Company owns two other pending patent applications relating to use of the PRS, and to the Company's CCD microdensitometer. The Company has foreign patent applications in selected foreign countries which correspond to certain of its U.S. patent applications. To date, two patents corresponding to the Company's initial patent have issued in Australia; the other foreign applications are pending. See "Risk Factors-- Patents and Proprietary Technology" and "--Technological Change and Competition."

MANUFACTURING

  The Company intends to continue its practice of sub-contracting the fabrication of most of its electrical and mechanical components while maintaining in-house responsibility for unit assembly and for manufacture of certain proprietary components. The Company believes that this strategy can serve to reduce administrative costs, facilitate supplier partnership, and reduce inventory requirements. In general, the Company's procurement strategy is to keep the number of its suppliers low while identifying as many multiple sources as possible.

  The Company intends to implement the necessary operational systems to support the successful commercial production of the PRS and any other products. Specifically, the Company intends to continue to pursue full functional compliance with ISO 9001 and the FDA's GMP standards that govern, among other things, quality assurance, personnel training, process control, customer service, design control, supply management and facility and equipment maintenance. See "Risk Factors--Limited Manufacturing Experience" and "-- Potential Component Shortages; Dependence on Sole Sources of Supply."

COMPETITION

  The medical device industry is highly competitive. The Company believes that there are numerous universities, research institutions and medical device, chemical and biotechnology companies that are engaged in the development of cancer treatment therapies. Many of these entities have substantially greater technical, financial and regulatory resources than the Company and may be better equipped to develop, manufacture, and market their products.

  The Company believes that its ability to compete in the marketplace will depend on its technological advantages and the strength of its patent position, its ability to complete clinical trials and to obtain regulatory approvals for its products in a timely fashion, its competence in developing and maintaining collaborative relationships, its transition to commercial manufacturing and marketing, and its ability to achieve and maintain a superior cost structure relative to other competitive treatments. See "Risk Factors--Technological Change and Competition."

GOVERNMENT REGULATION

 U.S.

  The PRS is subject to regulation in the U.S. by the FDA and, in many instances, by comparable agencies in foreign countries where the PRS is to be manufactured or distributed. Under the FDC Act and the SMDA, manufacturers of medical devices must comply with applicable provisions of the FDC Act and the SMDA and certain associated regulations governing the safety, design testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding the safety of medical devices. Both the FDC Act and the SMDA require certain clearances from the FDA before medical devices, such as the PRS, can be marketed. The Company intends to pursue a strategy intended to result in marketing clearance of as many PRS components as possible as quickly as possible in order to maximize flexibility in the marketing of the PRS and its components.

  FDA permission to distribute a new device can be obtained in either of two ways. The first process (which is the more comprehensive of the two) applies to a new device that is not substantially equivalent to an existing, legally marketed product, and requires generally that the Company establish the safety and effectiveness of the device through specific procedures. A PMA application must be submitted to the FDA that contains, among other things, the results of clinical trials performed pursuant to FDA-approved protocols. The PMA application also contains other information required under the FDC Act such as a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Finally, the manufacturing site for the device subject to the PMA must pass an FDA preapproval inspection. The PMA process can be expensive, uncertain and lengthy, often requiring several years to complete.

  The second of the two FDA processes is available for a new or significantly modified device which is "substantially equivalent" to an existing legally marketed device. Such a new device may be commercially introduced when, after submission of a premarket notification to the FDA under Section 510(k), the FDA issues an order permitting commercial distribution. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. As between the two sets of procedures (the PMA approval procedure and the Section 510(k) clearance procedure), the PMA procedures are normally more complex and time consuming than Section 510(k) procedures, since the PMA procedures are for products that are not comparable to any other product in the market. However, even the Section 510(k) procedures are time-consuming and expensive.

  The Company anticipates that it will file a Section 510(k) application with respect to the PRS for the treatment of metastatic brain tumors by the end of 1996. Under the Section 510(k) procedures, the Company will be required to prove that the PRS is substantially equivalent to legally marketed products. The Company will contend in its Section 510(k) application that for purposes of Section 510(k), the PRS may be considered "substantially equivalent" to, as a predicate device, a specific isotope after-loader used in brachytherapy, the interstitial insertion of radioactive seeds, probes, wires or ribbons into a tumor or body cavity. The product acceptance period for a Section 510(k) application is normally about four to twelve months from the date the application is deemed complete by the FDA, although there can be no assurance that the review period will not extend beyond such period.

  If the Company is unable to avail itself of the Section 510(k) procedures (whether because it is unable to prove that the PRS is substantially equivalent to existing products as described above or otherwise), it will need to seek FDA approval under the PMA procedure. As discussed above, the preparation of a PMA application is significantly more complex, expensive and time consuming than the Section 510(k) procedure. Even if the Company were able to proceed to seek PMA approval, it would need to do so based on additional clinical tests conforming to FDA approved protocols, and such approval would likely not be obtained, if at all, until at least 1999.

  The Section 510(k) application to be filed by the Company will include all PRS treatment components and associated laboratory equipment for calibration and dose verification. Treatment planning software developed by a third party manufacturer, which has not been used in clinical PRS treatments to date, will require separate FDA clearance or approval prior to marketing in the U.S.

  In addition to the clearance and approval procedures described above, the FDA also imposes various requirements on manufacturers and sellers of medical devices under its jurisdiction, such as labeling, manufacturing practices, record keeping and reporting requirements. The FDA may also require the ongoing monitoring of products which have been cleared for commercialization under the those procedures.

  The PRS has not been cleared or approved for commercial use in the U.S. or in any foreign country. There can be no assurances that the Company's clinical trials of the PRS will be successful, or that clearances will be granted for the PRS or any other future products, if any, or that the length of time for clearance will not be extensive, that the cost of attempting to obtain any such clearances will not be prohibitive, or that the Company will have sufficient funds to pursue such clearance. Failure to obtain or maintain requisite governmental approvals could delay or preclude the Company from further developing and marketing the PRS and other products. Such delays could impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations, even after regulatory clearance is obtained.

  Even if regulatory approvals are obtained, such approvals may include significant limitations on particular uses. In addition, those approvals may be withdrawn or limited for non-compliance with regulatory standards or the occurrence of unforeseen problems following the initial approval (either of which could result in restrictions, including withdrawal of the product from the market or sanctions or fines being imposed on the Company).

  In addition, the export of products manufactured by the Company will be subject to receipt of export licenses from the U.S. Government. Such licenses are required for equipment use in foreign clinical trials. The Company has requested and been granted export licenses and corresponding foreign import licenses for clinical trials in England, Japan, Australia and Germany. See "Risk Factors--Absence of Regulatory Approvals" and "--Ongoing Governmental Regulation."

 FOREIGN COUNTRIES

  The regulatory climate relating to the marketing of medical devices within the European Union is currently in transition while the European Union's Medical Device Directive is being implemented. The Medical Device Directive (June 1993) stipulates the regulatory requirements adopted by the European Union, pursuant to which "National Competent Authorities" approve European commercialization of new medical products through a procedure whereby both the products and the manufacturing facilities must conform to well defined specifications.

  The transition period for the Medical Device Directive will end in June 1998; after the expiration of this transition period, all medical devices to be marketed in any European Union country must first obtain a CE Mark. The CE Mark is an international symbol of adherence to quality assurance standards. Obtaining a CE Mark with respect to a particular medical device requires the submission of information that is similar in certain respects to that which is submitted to the FDA in connection with a Section 510(k) notification. In order for the Company to sell its products in Europe, it must comply with European Union directives relating to manufacturing and quality assurance documentation under the ISO 9000 series standards and to the performance, safety, and manufacture (and quality assurance) of the particular device.

  In order to have the capacity to examine a large number of new products, the National Competent Authorities have mandated Notified Bodies (nongovernmental organizations) to act as their agents and qualify equipment in accordance with EC standards. In October 1995, the Company engaged TUV-Essen, one of these Notified Bodies, to act as its agent in qualifying the equipment to obtain a CE Mark. TUV-Essen is in the process of performing a design review of the equipment and will, after the appropriate modifications are made, test for final approval of the system.

  Sales of medical devices within other jurisdictions outside the U.S. and Europe are subject to regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. There can be no assurance that the Company will be able to obtain the necessary regulatory approvals or clearance in any given country on a timely basis or at all, and delays in receipt of or failure to receive such approvals could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors-- Absence of Regulatory Approvals" and "--Ongoing Governmental Regulation."

THIRD PARTY REIMBURSEMENT

  If regulatory approvals are obtained for commercial use of the PRS, the potential revenues derived from marketing of the PRS will depend in large part upon whether the PRS will qualify for reimbursement from third party payors, including private insurance companies, self-insured employers, health maintenance organizations and federal and state sources of payment under the Medicare and Medicaid programs, and other sources. As a general matter, each third party payor has developed independent criteria for determining whether a particular device or treatment modality should be reimbursable and the Company cannot predict whether or to what extent the PRS will gain acceptance for reimbursement with any third party payors. However, the Company believes that the reduced capital and operation costs of the PRS when compared to competing modalities, together with the expected lower hospitalization costs, will encourage third party payors to provide reimbursement for PRS-based procedures.

  In addition, many third party payors in the U.S., including the federal Medicare program and many state Medicaid programs, are planning to shift or have shifted to partially or fully capitated systems. Under such systems providers receive either a fixed payment amount per diagnosis or general treatment approach regardless of the specific treatment modality, or a fixed payment amount to provide for all the care needs of a patient over time regardless of illness. To the extent that the PRS is comparatively more cost effective than existing treatment modalities, providers subject to partial or fully capitated systems will have an incentive to utilize the PRS.

  The levels of revenues and profitability of sales of medical devices may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in the U.S. there have been, and the Company expects that there will continue to be, a number of federal and state proposals to subject pricing or profitability of medical devices to governmental control. Although the Company cannot predict what legislative reforms may be proposed or adopted or what actions federal, state or private payors for health care products may take in response to any health care reform proposals or legislation, the existence and pendency of such proposals could have a material adverse effect on the Company in general.

  With respect to health care reimbursement in the European Union (the "EU"), there are presently no EU-wide reimbursement procedures; the majority of the EU member nations each have a dominant national health service with distinct and unique reimbursement policies and procedures. In addition, private insurers within the EU offer a great variety of benefits. It is anticipated that by June 1998, when the Medical Devices Directive becomes mandatory in the EU, the principal prerequisite for reimbursing a procedure involving new medical equipment will be obtaining a CE Mark as described in more detail above. See "Business--Government Regulation."

  Other foreign countries also have their own health care reimbursement systems, and there can be no assurance that third party reimbursement will be made available to the Company under any foreign reimbursement system. See "Risk Factors--Effect of Life Expectancies on Markets for Specific Product Applications" and "--Reimbursement by Third Party Payors."

EMPLOYEES

  The Company presently has 25 employees, including a Director of Clinical Research and Regulatory Affairs, and Production and Engineering Managers. None of the Company's employees is covered by a collective bargaining agreement, and the Company believes that its relationship with its employees is good. See "Risk Factors--Dependence on Key Personnel."

PROPERTIES

  The Company currently occupies approximately 15,000 square feet of space in a building located in Lexington, Massachusetts under a lease expiring in 2002, and is negotiating for an additional 2,600 square feet of space in the same building. This facility is suitable for research and development, corporate administration and assembly of the PRS, and the Company believes that it will be adequate to meet its foreseeable requirements through at least 1999. The Company has an option commencing in 1999 to lease additional space in the same building.

LEGAL PROCEEDINGS

  The Company has been notified that an individual and his employer believe that they have certain rights with regard to their understanding of the Company's planned use of the PRS for treatment of tumors in body cavities. No formal legal proceedings have been initiated and the Company is in discussions with such parties. In the opinion of management, the resolution of this matter will not have a material adverse effect upon the Company's business, financial condition or results of operations.

  There can be no assurance that future claims against the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

  The officers and directors of the Company are as follows:

 NAME                               AGE POSITION
 ----                               --- --------
 Peter M. Nomikos.................   64 Chairman of the Board, President,
                                        Chief Executive Officer and Treasurer
 Peter E. Oettinger, Ph.D. (1)....   59 Vice President, Chief Operating Officer
                                        and Director
 John J. Crowley..................   40 Director of Finance and Controller
 William O. Flannery..............   50 Clerk
 George N. Hatsopoulos, Ph.D.
  (1).............................   69 Director
 Roger D. Wellington (1)..........   69 Director

--------
(1) Members of the Audit Committee

  PETER M. NOMIKOS has served as Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company since its founding in 1989. Mr. Nomikos was a co-founder of Thermo Electron Corporation ("Thermo Electron") where he was a director until 1976. For the past 30 years, Mr. Nomikos has resided in London and has been involved in maritime shipping as Managing Director of Nomikos (London) Ltd. He devotes a majority of his time to directing the overall business activities of the Company in the U.S. and abroad.

  PETER E. OETTINGER, PH.D. has served as Vice President, Chief Operating Officer and a Director of the Company since its founding in 1989. From 1978 to 1988, Dr. Oettinger was Manager of Research and Development of Thermo Electron's Direct Energy Conversion Operation, and Thermo Electron's Laser Laboratory. Dr. Oettinger has a B.S. from Cornell University, an M.S. from the California Institute of Technology and a Ph.D. from Stanford University.

  JOHN J. CROWLEY has served as the Controller of the Company since 1991. Prior to joining the Company, Mr. Crowley was the Controller of Applications Systems Corporation, a software company. Mr. Crowley has a B.S. in accounting from Bentley College.

  GEORGE N. HATSOPOULOS, PH.D., has served as a Director of the Company since its founding in 1989. Dr. Hatsopoulos has been Chairman of the Board and Chief Executive Officer of Thermo Electron and has served as a Director of Thermo Electron since 1956. Dr. Hatsopoulos is also a Director of BBN Corporation, Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Optek Inc., ThermoQuest Corporation and ThermoTrex Corporation.

  ROGER D. WELLINGTON has served as a Director of the Company since its founding in 1989. Mr. Wellington serves as President and Chief Executive Officer of Wellington Consultants, Inc. and Wellington Associates, Inc., international business consulting firms he founded in 1994 and 1989, respectively. Prior to 1989, Mr. Wellington served for more than five years as Chairman of the Board of Augat Inc., a manufacturer of electromechanical components. Prior to 1988, he also held the positions of President and Chief Executive Officer of Augat Inc. Mr. Wellington is also a Director of BBN Corporation and Thermo Electron.

  WILLIAM O. FLANNERY has served as the Clerk and General Counsel of the Company since 1992. Mr. Flannery is engaged in the private practice of law in Framingham, Massachusetts and serves Of Counsel to the law firm of Goulston & Storrs, P.C., Boston, Massachusetts. Mr. Flannery served as General Counsel for Thermo Electron from 1985 to 1992 and as its Corporate Vice President for Administration from 1989 to 1992.

  The Company intends to expand its Board of Directors by adding two or three outside directors. The Company also intends to seek to hire a new employee, or promote an existing employee, to serve as the Company's Chief Financial Officer and to hire a new employee to oversee the Company's marketing efforts.

COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION OF DIRECTORS

  The Board of Directors has appointed an Audit Committee, which has general responsibility for supervision of financial controls as well as accounting and audit activities of the Company. The Audit Committee has the responsibility to annually review the qualifications of the Company's independent certified public accountants, make recommendations to the Board of Directors concerning the selection of the accountants and review the planning, fees and results of the accountants' audit. The current members of the Audit Committee are Messrs. Hatsopoulos, Oettinger and Wellington.

  Outside Directors of the Company currently receive an annual stipend of $2,000, a fee of $1,000 per regular or special Directors meeting attended in person (together with reimbursement of reasonable travel expenses), a fee of $500 per each such Directors meeting participated in by means of conference telephone arrangements and a fee of $500 per any regular or special meeting of any Committee of the Board of Directors, whether attended in person or participated in by conference telephone arrangements (together, in the event not coincident with a Directors meeting, with reimbursement of reasonable travel expenses). Directors who are employees of the Company receive no compensation as members of the Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth summary information concerning the compensation paid by the Company to Mr. Nomikos, the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer, and Dr. Oettinger, the Company's Vice President and Chief Operating Officer, for the fiscal year ended December 30, 1995. No other officers or employees of the Company received salary and bonus in excess of $100,000 for all services rendered to the Company during the year then ended.

                          SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                         ----------------------------------------------------------
                                                OTHER
NAME AND PRINCIPAL                              ANNUAL     LONG-TERM    ALL OTHER
POSITION                 YEAR  SALARY  BONUS COMPENSATION COMPENSATION COMPENSATION
------------------       ---- -------- ----- ------------ ------------ ------------
Peter M. Nomikos
 Chairman of the Board,
 President, Chief
 Executive Officer
 and Treasurer (1).....  1995   --      --       --           --         $50,000 (2)
Peter E. Oettinger,
 Ph.D.
 Vice President, Chief
 Operating Officer and
 a Director............  1995 $110,134  --       --           --           --

--------
(1) Although Mr. Nomikos devotes substantial time to the business of the Company, he is also engaged in other business activities through a London-based company.
(2) Mr. Nomikos' compensation was awarded prior to this offering in shares of Common Stock based upon the fair market value of the Common Stock at the beginning of the fiscal year. For fiscal 1995, Mr. Nomikos received 6,250 shares of Common Stock at an $8.00 per share value.

  The following table sets forth certain information relating to grants of stock options made during the fiscal year ended December 30, 1995 to each of Mr. Nomikos and Dr. Oettinger.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         -----------------------------------------
                                    PERCENT OF                      POTENTIAL REALIZABLE
                                      TOTAL                           VALUE AT ASSUMED
                         NUMBER OF   OPTIONS                       ANNUAL RATES OF STOCK
                         SECURITIES GRANTED TO EXERCISE            PRICE APPRECIATION FOR
                         UNDERLYING EMPLOYEES  OR BASE                  OPTION TERM
                          OPTIONS   IN FISCAL   PRICE   EXPIRATION ------------------------
NAME                      GRANTED      YEAR     ($/SH)     DATE      5%($)        10%($)
----                     ---------- ---------- -------- ---------- -----------  -----------
Peter M. Nomikos........      0         --        --        --               --           --
Peter E. Oettinger,
 Ph.D...................      0         --        --        --               --           --

  Each of Mr. Nomikos and Dr. Oettinger received, as of December 28, 1994, 12,500 options. If the foregoing table were applied to those option grants, (assuming the grants of options occurred in 1995) the information for Mr. Nomikos and Dr. Oettinger would be 12,500, 9.16%, $8.00, 2002, $11.26 and $15.59, respectively. In 1995, the term of a number of options, including 75,000 options held by Dr. Oettinger, was extended to be a total of 12 years.

  The following table sets forth certain information regarding stock option exercises during the fiscal year ended December 30, 1995 and stock options held at such year end by Mr. Nomikos and Dr. Oettinger.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING             VALUE OF UNEXERCISED
                                                         UNEXERCISED                IN-THE-MONEY
                                                      OPTIONS AT FISCAL           OPTIONS AT FISCAL
                                                          YEAR END                  YEAR END (1)
                                                  ------------------------- -----------------------------
                         SHARES ACQUIRED  VALUE
NAME                       ON EXERCISE   RECEIVED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE (1)
----                     --------------- -------- ----------- ------------- ----------- -----------------
Peter M. Nomikos........         0          --       19,000      16,000     $  191,000      $ 94,000
Peter E. Oettinger,
 Ph.D. .................         0          --      125,000      22,500      1,372,500       152,500

--------
(1) Based on the assumed initial public offering price of the Common Stock ($12.00 per share), less the option exercise price.

COMPENSATION AND INSIDER PARTICIPATION

  The entire Board of Directors was responsible for determining the compensation of executive officers during fiscal 1995. Mr. Nomikos and Dr. Oettinger, the Company's President and Chief Executive Officer, and Vice President and Chief Operating Officer, respectively, are Directors and, although they did not participate in deliberations relating to their own compensation, each participated in deliberations relating to the compensation of the other.

STOCK PLANS

 1989 STOCK OPTION PLAN

  The Company, effective January 20, 1989, adopted a non-qualified stock option plan (the "Stock Option Plan") for persons selected by the Board of Directors of the Company, including key employees, officers, directors and consultants of the Company and its affiliates. The Stock Option Plan is administered by the Company's Board of Directors, which determines the terms of options granted under the plan, including the number of shares subject to each option and the option price. In general, options which have been granted under the plan expire no later than seven, ten or twelve years after the date of grant and vest over a period of 45 months or five or seven years from the date of grant. When an optionee ceases to be a director, employee or consultant of the Company or a subsidiary, an option terminates either upon or shortly after termination.

  Shares purchased upon the exercise of an option are subject to transfer restrictions, which in general preclude the holder from transferring them without the Company's consent, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. These transfer restrictions are to lapse 90 days after the initial public offering of Common Stock by the Company.

  The Company's Board of Directors voted on July 17, 1996 to terminate the Stock Option Plan, and no further options may be issued under the plan after that date. The Company has outstanding under the Stock Option Plan non-qualified stock options to purchase a total of 725,725 shares of Common Stock at exercise prices ranging from $0.40 to $9.00 per share.

 EMPLOYEE STOCK PURCHASE PLAN

  An Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors on March 18, 1994. In 1994, the Company issued 121,000 shares of Common Stock to employees of the Company pursuant to the Stock Purchase Plan at a price of $3.00 per share. A total of 85,500 of these shares are fully paid and non-assessable. Consideration for the remaining 35,500 shares was in the form of promissory notes executed by the employees in favor of the Company. These promissory notes, with an aggregate face amount of $106,500, are being repaid by the employees through automatic bi-weekly payroll deductions. As of June 29, 1996 $73,409 was owed under the notes, which are scheduled to be repaid in full by April 2, 1999.

  The Company's Board of Directors voted on July 17, 1996 to terminate the Stock Purchase Plan, and no further shares may be issued under the plan after that date.

 1996 EQUITY INCENTIVE PLAN

  On July 17, 1996, the Board of Directors of the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan") for employees, officers, directors and consultants of the Company and its subsidiaries, and recommended approval of the plan by the stockholders. The 1996 Plan provides for grants of incentive stock options to employees (including officers) of the Company, and for grants of non-qualified stock options to such employees as well as to directors and consultants of the Company and its subsidiaries. In addition, persons eligible to receive non-qualified stock options can be awarded shares of Common Stock and given the opportunity to purchase shares of Common Stock. A total of 266,775 shares of Common Stock may be issued under the 1996 Plan. To date, 91,750 stock options have been granted under the 1996 Plan.

  The 1996 Plan is administered by the Board of Directors of the Company, which may delegate any or all of its responsibilities to a Committee of two or more Board members who, if the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), must qualify as non-employee directors within the meaning of Rule 16b-3 adopted pursuant to the Exchange Act. The plan administrator determines the recipients and terms of all stock rights granted under the plan, including in the case of all options, the option price. Except in the case of some incentive stock options, as described below, the term of all options granted under the plan may not exceed ten years.

  Special rules apply to incentive stock options. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. If an incentive stock option is granted to an optionee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock, the exercise price of the option must equal at least 110% of the fair market value of the Common Stock on the date of grant and the maximum term of the option cannot exceed five years. No incentive stock option may be transferred by the optionee other than by will or the laws of descent and distribution, and should the holder of an incentive stock option cease to be employed by the Company and any of its subsidiaries, he or she (or his or her estate, personal representative or beneficiary in the event of death) will no longer be able to exercise the option to the extent of the shares not exercisable upon termination of employment, and will have a limited period of time after termination of employment within which to exercise the option (in general, three months in the case of termination other than by reason of disability or death, one year in the event of disability, and 180 days in the event of death, unless the option expires earlier by its terms).

  At the request of an optionee, the plan administrator can take whatever action is necessary to convert such optionee's incentive stock options into non-qualified options. Also, an optionee's rights with respect to options and other rights granted under the 1996 Plan are to be appropriately adjusted when certain events occur, such as a stock dividend or split, a recapitalization, or a merger or sale of assets.

  The Board of Directors of the Company has the authority to amend or terminate the 1996 Plan provided that, in general, no amendment may alter or impair the rights of a grantee under any option previously granted without that grantee's consent and shareholder approval must be obtained within 12 months before or after the Board adopts a resolution authorizing certain actions, including the extension of the expiration date of the 1996 Plan or the increase in the number of shares reserved for issuance under the 1996 Plan. Unless sooner terminated, the 1996 Plan will terminate on July 16, 2006.

 401(K) PLAN

  On April 1, 1995, the Company terminated its Simplified Employee Pension Plan and adopted the Photoelectron Corporation 401(k) Retirement Plan, a standardized prototype plan which is intended to qualify under Sections 401(a) and 501 of the Code (the "401(k) Plan"). All employees who have completed three months of service with the Company and who have attained age 21 are eligible to participate in the 401(k) Plan, except that all employees on the effective date of the 401(k) Plan immediately became eligible to participate. The 401(k) Plan provides that each participant may contribute from 2% up to 15% of his or her compensation. The Company may also make discretionary matching contributions equal to no more than 6% of each participant's compensation. The 401(k) Plan is intended to qualify under Section 401(a) of the Code so that contributions to the Plan, and income earned on Plan contributions, are not taxable to participants until withdrawn from the 401(k) Plan, and so that any contributions by the Company will be deductible by the Company when made. Discretionary Company contributions and the investment earnings thereon vest at the rate of 20% a year after one year of service and become fully vested in any event at normal retirement age (age 65).

                             CERTAIN TRANSACTIONS

  On January 4, 1989, the Company entered into a corporate services agreement with Thermo Electron. Under this agreement, Thermo Electron provided certain administrative services, including legal advice and services, certain employee benefit administration, tax advice and preparation, space allocation and utilities. This agreement terminated on December 31, 1989. The Company has continued to utilize Thermo Electron's resources since that date on an as-needed basis without a formal contract and is charged at actual cost for such services. The Company paid $3,120, $7,715 and $4,322 in 1993, 1994 and 1995, respectively, for these services. George N. Hatsopoulos, Ph.D., a director of the Company, is Chairman of the Board and Chief Executive Officer of Thermo Electron.

  The Company is provided with certain services by Thermo Power Corporation, a majority-owned subsidiary of Thermo Electron. These services include data processing services, administrative services and machine shop services, which are charged to the Company at actual cost. The Company paid $36,734, $267,582 and $313,942 in 1993, 1994 and 1995, respectively, for these services. As of December 31, 1994 and December 30, 1995, $42,460 and $19,113, respectively, was payable to Thermo Power Corporation and was included in accounts payable in the accompanying consolidated balance sheets.

  The Company entered into a Convertible Note and Warrant Purchase Agreement dated as of May 13, 1992, as amended (the "1992 Debt Agreement"), pursuant to which the Company sold a $4,252,000 8% Convertible Demand Note (the "1992 Note") to Peter M. Nomikos, Chairman of the Board, President, Chief Executive Officer and Treasurer of the Company. The principal amount of the 1992 Note, and all interest accrued thereon, is due and payable on demand. The principal amount of the 1992 Note is convertible into Common Stock at $3.00 per share. Currently, the aggregate principal amount outstanding under the 1992 Note is $705,000.

  In 1993, 1,282,005 shares of Common Stock were issued upon the conversion of $3,846,015 of principal and accrued interest under the 1992 Notes. On March 18, 1994, the Company's Board of Directors approved the issuance of 2,564,010 shares of Series A Convertible Preferred Stock to Mr. Nomikos in exchange for these shares of Common Stock. The Series A Convertible Preferred Stock will be converted into Common Stock on a two-for-one basis upon the closing of this offering.

  The warrant purchase rights under the 1992 Debt Agreement entitle Mr. Nomikos to acquire warrants for $0.20, pursuant to which he may purchase shares of Common Stock at $3.00 per share. Mr. Nomikos (or his assignee) acquired warrants to purchase 575,000 shares of Common Stock in 1993, and warrants to purchase 235,000 shares in 1995. Mr. Nomikos did not acquire any such warrants in 1994. At July 31, 1996, warrants to purchase an aggregate of 1,417,334 shares of Common Stock were outstanding. All warrants issued to date are now held by PYC Corporation.

  In 1994, the Company sold an aggregate of 121,000 shares of Common Stock to Dr. Peter Oettinger, John Crowley and other employees of the Company for $3.00 per share pursuant to the Company's Employee Stock Purchase Plan. Dr. Oettinger, a director and officer of the Company, purchased 50,000 shares, all of which are fully paid and nonassessable. Mr. Crowley, Controller of the Company, purchased 10,000 shares, 5,000 of which are fully paid and non-assessable and 5,000 of which are being paid for through bi-weekly payroll deductions, in accordance with the terms of the Employee Stock Purchase Plan.

  In 1994, the Company completed the issuance of 1,000,000 shares of Series B Convertible Preferred Stock to Thermo Electron, Petronome Corporation and other private investors at a purchase price of $4.00 per share. Thermo Electron, a holder of more than 5% of the Company's Common Stock, purchased 87,500 shares. Petronome Corporation ("Petronome"), a corporation in which Peter M. Nomikos has investment and voting power, purchased 110,500 shares. The Series B Convertible Preferred Stock will be converted into Common Stock on a two-for-one basis upon the closing of this offering.

  In 1996, the Company issued 2,220,615 shares of Series C Convertible Preferred Stock to Petronome and other private investors. The purchase price for 54,346 of the shares acquired by Petronome and 1,327,887 of the shares acquired by such other private investors was $4.50 per share, and the purchase price for 196,444 of the shares acquired by Petronome and 641,938 of the shares acquired by such other investors was $4.05 per share. The latter discounted price was paid by those stockholders that had acquired the right to such discount in connection with their purchase of Series B Preferred Stock. The Series C Convertible Preferred Stock will be converted into Common Stock on a two-for-one basis upon the closing of this offering.

       SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as September 16, 1996 and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters over-allotment option), by
(i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock (assuming conversion of all outstanding warrants and convertible debt, and conversion of all Preferred Stock), (ii) each of the Company's directors, (iii) each of the Company's executive officers who received salary and bonus in excess of $100,000 for all services rendered during the fiscal year ended December 30, 1995, and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have voting and investment power with respect to all the shares of Common Stock indicated. The following table also includes shares of Common Stock that the following persons have the right to acquire within sixty (60) days.

                                         SHARES BENEFICIALLY OWNED           PERCENT OF
                                           PRIOR TO OFFERING (1)            COMMON STOCK
                                         ------------------------- ------------------------------
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS           NUMBER           BEFORE OFFERING AFTER OFFERING
---------------------------------------  ------------------------- --------------- --------------
Peter M. Nomikos.......................          4,453,530 (2)          67.2%           51.6%
Peter E. Oettinger, Ph.D. .............            175,000 (3)           3.8             2.7
George N. Hatsopoulos, Ph.D. ..........             14,500 (4)             *               *
Roger D. Wellington....................             14,500 (5)             *               *
Sociedad Internacional De Finanzas SA..            371,597               8.3             5.7
 Montevideo, Uruguay
Thermo Electron Corporation............            833,057 (6)          17.9            12.5
 81 Wyman Street
 Waltham, Massachusetts 02254
PYC Corporation........................          3,479,984 (7)          59.0            44.0
 c/o Aegeus Shipping Co., Ltd.
 TANPY Building
 17-19 Akti Miaouli
 Piraeus 185 35 Greece
All directors and executive officers as
 a group (5 persons)...................          4,674,630              68.8            53.2

--------
 * Less than 1%.
(1) Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 16, 1996. Such exercisable options are shown in the footnotes to this table for each such person. The persons named in this table have voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) Includes 19,000 shares subject to vested options granted by the Company, and 710,796 shares issuable upon conversion of convertible debt. Also includes 1,417,334 shares issuable upon exercise of outstanding warrants owned by PYC Corporation, of which Mr. Nomikos is the President. Mr. Nomikos has been granted investment power and the authority to vote such shares by PYC Corporation.
(3) Includes 125,000 shares subject to options granted by the Company.
(4) Includes 14,500 shares subject to options granted by the Company. Does not include any shares owned by Thermo Electron, as to which Dr. Hatsopoulos disclaims beneficial ownership.
(5) Includes 14,500 shares subject to options granted by the Company.
(6) Includes 170,453 shares issuable upon conversion of convertible debt owned by Thermo Electron.
(7) Includes 1,417,334 shares issuable upon exercise of outstanding warrants.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is restating its Articles of Organization (as so restated, the "Articles") and By-Laws (as so restated, the "By-Laws") to be effective prior to the consummation of this offering. Upon such restatement, the authorized capital stock of the Company will consist of 15,000,000 shares of Common Stock, $0.0l par value, and 7,500,000 shares of Preferred Stock, $0.0l par value.

COMMON STOCK

  As of June 29, 1996, there were 4,483,417 shares of Common Stock issued and outstanding and held of record by 37 stockholders, after giving effect to the conversion of all outstanding shares of Preferred Stock which will occur upon the consummation of the offering. The holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of Preferred Stock of the Company. Upon any liquidation of the Company, after payment of all indebtedness, the assets of the Company will be distributed pro rata to the holders of the Common Stock subject to such rights as may have been granted to the holders of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights and are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. All but 35,500 of the outstanding shares of Common Stock are, and the shares of Common Stock being sold in this offering will be, upon payment of the full consideration therefor, fully paid and nonassessable. The remaining 35,500 shares were issued in 1994 to employees pursuant to the Employee Stock Purchase Plan and are being paid for in installments.

PREFERRED STOCK

  Upon the consummation of this offering, the Board of Directors will be authorized, subject to certain limitations, to cause the Company to issue Preferred Stock. The Preferred Stock is so-called "blank check" preferred stock, which authorizes the Board of Directors of the Company from time to time to establish one or more series of Preferred Stock and, to the extent permitted by Massachusetts law, to designate variations in the relative rights and preferences between different series, including (i) the number of shares to constitute each series and the distinguishing designations thereof, (ii) the dividend rate on the shares of each series and the preferences, if any, and the special and relative rights of the shares of each series as to dividends, (iii) whether the shares of each series shall be redeemable and, if redeemable, the price, terms and manner of redemption, (iv) the preferences, if any, and the special and relative rights of the shares of each series upon liquidation of the Company, (v) whether the shares of each series shall be convertible into shares of any other class or series of capital stock of the Company and, if so, the conversion price or ratio and other conversion rights,
(vi) the conditions under which the shares of each series shall have separate voting rights or no voting rights and (vii) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series to the full extent permitted by the laws of Massachusetts. The Company has no present plans to issue any shares of Preferred Stock.

  All Preferred Stock issued and outstanding prior to the closing of this offering will be converted to Common Stock upon such closing.

CONVERTIBLE DEBT AND WARRANTS

  The Company entered into a Subordinated Convertible Note Purchase Agreement dated as of May 22, 1990, as amended (the "1990 Debt Agreement"), pursuant to which the Company sold $300,000 of its 8% Subordinated Notes (the "1990 Notes"). The principal amount of the 1990 Notes, and all interest accrued thereon, are due and payable on May 31, 1997. Upon maturity, the principal amount of the 1990 Notes is convertible into Common Stock at $0.80 per share.

  The Company entered into a Subordinated Convertible Note Purchase Agreement dated as of July 11, 1991, as amended (the "1991 Debt Agreement"), pursuant to which the Company sold $500,000 of its 8% Convertible

Notes (the "1991 Notes"). The principal amount of the 1991 Notes, and all interest accrued thereon, are due and payable on July 31, 1998. Upon maturity, the principal amount of the 1991 Notes is convertible into Common Stock at $3.00 per share.

  The Company entered into a $4,500,000 Convertible Note and Warrant Purchase Agreement dated as of May 13, 1992, as amended (the "1992 Debt Agreement"), pursuant to which the Company sold a $4,252,000 8% Convertible Demand Note (the "1992 Note"). As of June 29, 1996, a principal balance of $705,000 remains outstanding under the 1992 Note. The principal amount of the 1992 Note, and all interest accrued thereon, is due and payable on demand. The principal amount of the 1992 Note is convertible into Common Stock at $3.00 per share.

  The debt evidenced by the 1990, 1991 and 1992 Notes is subordinated to certain senior debt, which includes all indebtedness of the Company for borrowed money, which is not by its terms subordinate and junior to or on a parity with the 1990, 1991 and 1992 Notes. The conversion price applicable to the principal amount of the debt is subject to weighted average anti-dilution protection in the event of the issuance or sale of Common Stock or other securities of the Company at a price per share less than the applicable conversion value under such note(s). Pursuant to the 1990, 1991 and 1992 Debt Agreements (the "Debt Agreements"), accrued and unpaid interest is convertible into Common Stock at a conversion value equal to the fair market value of the Company's Common Stock on the first day of the fiscal quarter in which the interest accrued. Prior to the effective date of this offering, fair market value is determined based upon the most recent sale price of capital stock. After the effective date of the offering, fair market value is based upon the average market price over the first ten trading days of the quarter in which the interest accrues. All accrued and unpaid interest under any of the Debt Agreements is convertible at the option of the holder at any time, and is automatically converted upon the conversion of any outstanding principal.

  As of June 29, 1996, outstanding principal and accrued interest on the 1990, 1991 and 1992 Notes were convertible to 877,904 shares of Common Stock.

CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company's Articles and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to delay or prevent a change in control of the Company if the Board determines that such a change in control is not in the best interest of the Company and its stockholders. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of the Company's stockholders deem such an attempt to be in the Company's best interest.

  Consistent with Massachusetts law, the By-Laws provide that stockholders may take action without a meeting only if all shareholders entitled to vote on the action consent to the action in writing. The written consents must be filed with the records of the meetings of stockholders. This provision may discourage any other person from making a tender offer for Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

  The Board of Directors is permitted pursuant to the Articles to consider special factors, such as employee welfare and the future prospects of the Company, in determining what the Directors reasonably believe to be in the best interests of the Company when evaluating proposed tender or exchange offers or business combinations.

  The Articles provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent such exculpation from liability is not permitted under Massachusetts law. This provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under federal or state securities laws. The By-Laws provide that the Company shall indemnify its directors and officers to the full extent permitted by law.

  The Articles provide that a majority vote of each class of stock entitled to vote will be required for amendments to the Articles or a merger or consolidation of the Company.

MASSACHUSETTS ANTI-TAKEOVER LAWS

  The Company will be covered by the provisions of Chapter 110F of the Massachusetts General Laws, the Business Combination Statute. Under Chapter 110F, a Massachusetts corporation with more than 200 stockholders may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors for the proposed business combination prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved at the time it is proposed by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at anytime within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder.

  The By-Laws provide that the provisions of Chapter 110D of the Massachusetts General Laws, the Control Share Statute, will not apply to the Company. The Control Share Statute, however, provides that the Company may in the future become prospectively subject to the statute by vote of its Board of Directors. In general, if this statute were applicable, it would provide that any person or entity that acquired 20% or more of the Company's outstanding voting stock could not vote such stock unless the other stockholders of the Company were to so authorize.

  Chapter 156B, Section 50A, of the Massachusetts General Laws, states that a publicly-held Massachusetts corporation must, unless electing not to be covered by the statute, have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects not to be covered by Section 50A. In addition, under this statute, directors can be removed only for cause (as defined in the statute) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company generally entitled to vote in the election of directors. The Company has elected not to have the provisions of this statute apply to it.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 6,484,667 shares of Common Stock outstanding (assuming no exercise or conversion of outstanding options, warrants or convertible debt after July 31, 1996). Of these shares, the 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 4,484,667 shares of Common Stock are deemed "Restricted Shares" under Rule 144. 2,877,955 Restricted Shares will be eligible for sale in the public market in accordance with Rule 144 under the Act beginning 90 days after the date of this Prospectus (subject to compliance with the volume and other limitations of Rule 144 described below); substantially all of these shares are subject to the Lock-up Agreements described below. The remaining 1,606,712 outstanding Restricted Shares will not be eligible for resale under Rule 144 until after the expiration of a two-year holding period from the date such Restricted Shares were acquired from the Company or an Affiliate, and may be resold in the public market only in compliance with the registration requirements of the Act or pursuant to a valid exemption therefrom; substantially all of these shares are subject to Lock-up Agreements. In addition, certain securityholders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.

  The Company, its executive officers and certain other securityholders of the Company have agreed pursuant to certain agreements (the "Lock-up Agreements") that they will not without the prior written consent of the underwriters, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exerciseable for any shares of Common Stock for a period of 180 days from the date of this Prospectus.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 64,800 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

  The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resales of Restricted Shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of Restricted Shares by non-Affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Assuming adoption of such amendments, approximately 472,000 Restricted Shares will be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k), substantially all of which shares are subject to the Lock-up Agreements, and approximately 2,887,955 Restricted Shares will become eligible for sale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus (subject to compliance with the volume and other limitations of Rule 144), substantially all of which shares are subject to the Lock-up Agreements. Additional Restricted Shares will become eligible for sale under Rule 144 from time to time.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register up to 1,000,000 shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's stock option plans and stock purchase plan. The Company plans to file these registration statements within 180 days following the closing of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

OPTIONS

  As of July 31, 1996, options to purchase a total of 817,475 shares of Common Stock were outstanding; 525,250 of the shares issuable pursuant to such options are subject to Lock-up Agreements. An additional 175,025 shares of Common Stock are available for future grants under the Company's stock option plan. See "Management--Stock Plans."

WARRANTS

  As of June 29, 1996, warrants to purchase 1,417,334 shares of Common Stock were outstanding, at an exercise price of $3.00 per share; all of the shares issuable pursuant to such warrants are subject to Lock-up Agreements.

CONVERTIBLE DEBT

  As of June 29, 1996, there was $1,983,177 of convertible debt outstanding. This debt is convertible into 877,904 shares of Common Stock with a weighted average conversion price of $2.26 per share. All such shares issuable pursuant to the conversion of such debt are eligible for sale pursuant to Rule 144 beginning 90 days after the date of this Prospectus (subject to compliance with the volume and other limitations of Rule 144). All of such shares are subject to Lock-up Agreements.

REGISTRATION RIGHTS

  In the event the Company proposes to register any of its securities under the Securities Act after the completion of this offering, certain securityholders of the Company (the "Rightsholders") will, subject to certain exceptions, be entitled to include shares of Common Stock held by them in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                                 UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Needham & Company, Inc. and Dain Bosworth Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                      NUMBER OF
      UNDERWRITERS                                                     SHARES
      ------------                                                    ---------
Needham & Company, Inc. .............................................
Dain Bosworth Incorporated...........................................
                                                                      ---------
    Total............................................................ 2,000,000
                                                                      =========

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $   per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $   per share to certain other dealers. After the public
offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus. The Representatives have advised the Company that the Underwriters do not intend to confirm sales of shares of the Common Stock to any accounts over which they exercise discretionary authority.

  The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

  The Company has agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Needham & Company, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock option plans and upon the exercise of outstanding options. The Company's officers and certain other securityholders have agreed that they will not, directly or indirectly, offer to sell, sell, or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor, for a period of 180 days after the date of this Prospectus, without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. See "Shares Eligible for Future Sale."

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject any order for the purchase of shares in whole or in part.

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price were prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. See "Risk Factors--No Prior Public Market; Potential Volatility of Stock Price."

                                 LEGAL MATTERS

  The validity of the shares offered hereby will be passed upon for the Company by Goulston & Storrs, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in that Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to the Registration Statement including the exhibits and the schedules thereto. Statements contained in this Prospectus and the description of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such Web site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements certified by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                    PHOTOELECTRON CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants, Arthur Andersen LLP .....         F-2
Consolidated Balance Sheets as of June 29, 1996, December 30, 1995
 and December 31, 1994.............................................         F-3
Consolidated Statements of Operations for the years ended December
 30, 1995, December 31, 1994 and January 1, 1994, the six months ended June 29, 1996 and July 1, 1995 and from inception to June
 29, 1996..........................................................         F-4
Consolidated Statements of Cash Flows for the years ended December
 30, 1995, December 31, 1994 and January 1, 1994, the six months ended June 29, 1996 and July 1, 1995 and from inception to June
 29, 1996..........................................................         F-5
Consolidated Statements of Shareholders' (Deficit) Equity at June
 29, 1996, December 30, 1995, December 31, 1994, January 1, 1994,
 January 2, 1993, December 28, 1991, December 29, 1990, December
 28, 1989 and at initial issuance..................................         F-6
Notes to Consolidated Financial Statements......................... F-7 to F-12

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Photoelectron Corporation and
Subsidiary:

  We have audited the accompanying consolidated balance sheets of Photoelectron Corporation and subsidiary (a Massachusetts corporation in the development stage) as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for each of the three years ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Photoelectron Corporation and subsidiary as of December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the three years ended December 30, 1995, in conformity with generally accepted accounting principles.

                                                        /s/ Arthur Andersen LLP

Boston, Massachusetts
 March 20, 1996(except with respect to the matters discussed in Note 9 as to which the date is October 11, 1996)

                    PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                          DECEMBER 31,  DECEMBER 30,    JUNE 29,      PRO FORMA
                              1994          1995          1996      JUNE 29, 1996
                          ------------  ------------  ------------  -------------
                                                             (UNAUDITED)
         ASSETS
CURRENT ASSETS:
 Cash and cash equiva-
  lents.................  $ 1,778,181   $  7,191,268  $  5,455,614  $  5,455,614
 Inventories............      625,520        495,590       437,478       437,478
 Prepaid expenses.......       68,649        121,936       205,273       205,273
 Other current assets...        4,040         70,274       171,464       171,464
                          -----------   ------------  ------------  ------------
  Total current assets..    2,476,390      7,879,068     6,269,829     6,269,829
                          -----------   ------------  ------------  ------------
PROPERTY AND EQUIPMENT:
 Computer equipment.....      211,442        255,091       276,505       276,505
 Lab and production
  equipment.............      196,702        288,181       373,795       373,795
 Clinical site equip-
  ment..................      169,531        611,813       606,800       606,800
 Furniture and fix-
  tures.................       59,910         65,333        90,487        90,487
 Leasehold improve-
  ments.................      119,048        175,203       355,936       355,936
                          -----------   ------------  ------------  ------------
                              756,633      1,395,621     1,703,523     1,703,523
 Less--Accumulated de-
  preciation and amorti-
  zation................      283,772        572,188       623,133       623,133
                          -----------   ------------  ------------  ------------
                              472,861        823,433     1,080,390     1,080,390
                          -----------   ------------  ------------  ------------
  Total assets..........  $ 2,949,251   $  8,702,501     7,350,219     7,350,219
                          ===========   ============  ============  ============
    LIABILITIES AND
     SHAREHOLDERS'
    (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Accounts payable.......  $   151,747   $    204,023  $    143,482  $    143,482
 Accrued expenses.......       81,844         51,085        45,394        45,394
 Accrued payroll and
  benefits..............       25,358         14,524        62,510        62,510
 Current portion of con-
  vertible subordinated
  notes.................      181,000            --        300,000       300,000
 Current portion of ob-
  ligation under capital
  leases................        9,208            --            --            --
                          -----------   ------------  ------------  ------------
  Total current liabili-
   ties.................      449,157        269,632       551,386       551,386
                          -----------   ------------  ------------  ------------
LONG-TERM DEBT:
 Convertible subordi-
  nated notes and other
  advances, net of cur-
  rent portion..........    1,925,169      1,940,230     1,700,467     1,700,467
                          -----------   ------------  ------------  ------------
SHAREHOLDERS' EQUITY
 (NOTES 2, 3 AND 8):
 Preferred stock, $0.01
  par value--
 Authorized--7,500,000
  shares
 Issued and outstand-
  ing--3,564,010,
  5,762,402, 5,784,624
  and none at December
  31, 1994, December 30,
  1995, June 29, 1996
  and pro forma, respec-
  tively................       35,640         57,624        57,846           --
 Common stock, $0.01 par
  value--
 Authorized--15,000,000
  shares
 Issued and outstand-
  ing--1,105,950,
  1,583,554, 1,591,104
  and 4,483,417 at De-
  cember 31, 1994, De-
  cember 30, 1995, June
  29, 1996 and pro
  forma, respectively...       11,059         15,837        15,912        44,834
 Capital in excess of
  par value--common
  stock.................    1,184,394      2,343,018     2,345,941    19,548,405
 Capital in excess of
  par value--preferred
  stock.................    7,746,146     17,073,762    17,173,540           --
 Subscription receiv-
  able..................      (94,874)      (573,004)      (73,409)      (73,409)
 Deficit accumulated
  during development
  stage.................   (8,307,440)   (12,424,598)  (14,421,464)  (14,421,464)
                          -----------   ------------  ------------  ------------
  Total shareholders'
   equity...............      574,925      6,492,639     5,098,366     5,098,366
                          -----------   ------------  ------------  ------------
  Total liabilities and
   shareholders' equi-
   ty...................  $ 2,949,251   $  8,702,501     7,350,219     7,350,219
                          ===========   ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       YEAR ENDED                     SIX MONTHS ENDED
                          ---------------------------------------  ------------------------
                                                                                                PERIOD FROM
                                                                                                 INCEPTION
                          JANUARY 1,   DECEMBER 31,  DECEMBER 30,    JULY 1,     JUNE 29,    (JANUARY 4, 1989)
                             1994          1994          1995         1995         1996      TO JUNE 29, 1996
                          -----------  ------------  ------------  -----------  -----------  -----------------
                                                                   (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
Operating Expenses:
 Research and
  development expenses..  $ 1,726,909  $ 2,086,399   $ 3,225,530   $ 1,061,646  $ 1,406,169    $ 11,079,836
 General and
  administrative
  expenses..............      250,765      505,061       866,733       400,742      708,249       2,819,310
                          -----------  -----------   -----------   -----------  -----------    ------------
 Total operating ex-
  penses................    1,977,674    2,591,460     4,092,263     1,462,388    2,114,418      13,899,146
                          -----------  -----------   -----------   -----------  -----------    ------------
 Operating loss.........   (1,977,674)  (2,591,460)   (4,092,263)   (1,462,388)  (2,114,418)    (13,899,146)
                          -----------  -----------   -----------   -----------  -----------    ------------
Other income............          --           --            --            --        35,959          35,959
Interest income.........        3,228       63,473        85,750        17,745      141,830         339,426
Interest expense........     (293,014)    (143,661)     (110,645)      (59,004)     (60,237)       (897,703)
                          -----------  -----------   -----------   -----------  -----------    ------------
 Interest (expense)
  income, net...........     (289,786)     (80,188)      (24,895)      (41,259)     117,552        (558,277)
                          -----------  -----------   -----------   -----------  -----------    ------------
 Net loss...............  $(2,267,460) $(2,671,648)  $(4,117,158)  $(1,503,647) $(1,996,866)   $(14,421,464)
                          ===========  ===========   ===========   ===========  ===========    ============
 Net loss per common and
  common equivalent
  share.................  $     (1.55) $     (1.60)  $     (2.85)  $     (1.04) $     (1.04)
                          ===========  ===========   ===========   ===========  ===========
Weighted average common
 and common equivalent
 shares outstanding.....    1,466,323    1,668,815     1,447,133     1,444,514    1,919,052
                          ===========  ===========   ===========   ===========  ===========




  The accompanying notes are an integral part of these consolidated financial statements.

                    PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                PERIOD FROM
                                    FISCAL YEAR ENDED                 SIX MONTHS ENDED           INCEPTION
                          ---------------------------------------  ------------------------  (JANUARY 4, 1989)
                          JANUARY 1,   DECEMBER 31,  DECEMBER 30,    JULY 1,     JUNE 29,       TO JUNE 29,
                             1994          1994          1995         1995         1996            1996
                          -----------  ------------  ------------  -----------  -----------  -----------------
                                                                   (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net loss...............  $(2,267,460) $(2,671,648)  $(4,117,158)  $(1,503,647) $(1,996,866)   $(14,421,464)
 Adjustments to recon-
  cile net loss to net
  cash used in operating
  activities--
 Depreciation and amor-
  tization..............       71,773      146,806       288,416       116,379       50,945         631,724
 Noncash interest con-
  verted to subordinated
  notes.................      283,710      130,853       109,331       213,074       59,830         827,278
 Noncash salary con-
  verted to common
  stock.................       50,000       50,000        50,000           --           --          200,000
 Noncash research and
  development expense
  converted to subordi-
  nated notes...........          --         9,000           --            --           --            9,000
 Noncash salary stock
  options extension.....          --           --        860,000           --           --          860,000
 Changes in current ac-
  counts--
 Inventories............     (171,372)    (454,148)      129,930          (377)      58,112        (437,208)
 Prepaid expenses.......       19,565      (38,804)      (53,287)     (184,500)     (83,337)       (205,273)
 Other current assets...      (17,542)      14,920       (66,234)       (1,842)    (101,190)       (171,464)
 Accounts payable.......       31,984       52,380        52,276        96,364      (60,541)        143,482
 Accrued expenses.......      162,747      (77,590)      (43,341)       25,187       42,295         215,156
                          -----------  -----------   -----------   -----------  -----------    ------------
 Net cash used in oper-
  ating activities......   (1,836,595)  (2,838,231)   (2,790,067)   (1,239,362)  (2,030,752)    (12,348,769)
                          -----------  -----------   -----------   -----------  -----------    ------------
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
 Purchases of equipment
  and leasehold
  improvements..........     (133,141)    (389,600)     (638,988)     (349,574)    (307,902)     (1,678,677)
 Proceeds from sale of
  equipment and
  leasehold
  improvements..........          --         9,845           --            --           --            9,845
                          -----------  -----------   -----------   -----------  -----------    ------------
 Net cash used in in-
  vesting activities....     (133,141)    (379,755)     (638,988)     (349,574)    (307,902)     (1,668,832)
                          -----------  -----------   -----------   -----------  -----------    ------------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
 Proceeds from issuance
  of common stock.......          --       268,127           --            --         3,000         570,127
 Proceeds from issuance
  of preferred stock....          --     3,935,771     8,849,600           --       600,000      13,385,370
 Proceeds from issuance
  of subordinated
  convertible notes.....    1,725,000      737,000           --            --           --        5,322,000
 Proceeds from issuance
  of warrants...........      115,000          --            --            --           --          236,453
 Payments under capital
  lease obligations.....      (11,528)     (13,120)       (7,458)       (5,227)         --          (40,735)
                          -----------  -----------   -----------   -----------  -----------    ------------
 Net cash provided by
  (used in) financing
  activities............    1,828,472    4,927,778     8,842,142        (5,227)     603,000      19,473,215
                          -----------  -----------   -----------   -----------  -----------    ------------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............     (141,264)   1,709,792     5,413,087    (1,594,163)  (1,735,654)      5,455,614
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............      209,653       68,389     1,778,181     1,778,181    7,191,268             --
                          -----------  -----------   -----------   -----------  -----------    ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD.................  $    68,389  $ 1,778,181   $ 7,191,268   $   184,018  $ 5,455,614    $  5,455,614
                          ===========  ===========   ===========   ===========  ===========    ============
CASH PAID FOR:
 Interest...............  $       --   $       --    $       --    $       --   $       --     $        --
                          ===========  ===========   ===========   ===========  ===========    ============
CASH FLOWS FROM NONCASH
 FINANCING ACTIVITIES:
 Conversion of salary
  expense to common
  stock.................  $    50,000  $    50,000   $    50,000   $       --   $       --     $    250,000
                          ===========  ===========   ===========   ===========  ===========    ============
 Conversion of
  convertible
  subordinated notes to
  common stock..........  $ 3,846,015  $       --    $   253,402   $       --   $       --     $  4,027,015
                          ===========  ===========   ===========   ===========  ===========    ============
 Conversion of common
  stock to preferred
  stock.................  $       --   $ 3,846,015   $       --    $       --           --        3,846,015
                          ===========  ===========   ===========   ===========  ===========    ============
 Capital lease obliga-
  tion incurred for
  equipment.............  $    11,661  $       --    $       --    $       --   $       --     $     40,783
                          ===========  ===========   ===========   ===========  ===========    ============
 Conversion of
  convertible
  subordinated notes to
  warrants..............  $       --   $    47,000   $       --    $       --   $       --     $     47,000
                          ===========  ===========   ===========   ===========  ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

                                                     COMMON     PREFERRED                  DEFICIT
                                                     STOCK        STOCK                  ACCUMULATED
                          PREFERRED      COMMON    CAPITAL IN   CAPITAL IN                  DURING
                         STOCK, $0.01 STOCK, $0.01 EXCESS OF      EXCESS    SUBSCRIPTION DEVELOPMENT
                          PAR VALUE    PAR VALUE   PAR VALUE   OF PAR VALUE  RECEIVABLE     STAGE
                         ------------ ------------ ----------  ------------ ------------ ------------
INITIAL ISSUANCE OF
 COMMON STOCK...........   $   --       $  7,475   $  291,525  $       --     $    --    $        --
 Net loss...............       --            --           --           --          --        (414,045)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, DECEMBER 28,
 1989...................       --          7,475      291,525          --          --        (414,045)
 Net loss...............       --            --           --           --          --        (394,275)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, DECEMBER 29,
 1990...................       --          7,475      291,525          --          --        (808,320)
 Net loss...............       --            --           --           --          --        (973,773)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, DECEMBER 28,
 1991...................       --          7,475      291,525          --          --      (1,782,093)
 Issuance of common
  stock.................       --          2,042      147,958          --          --             --
 Issuance of warrants...       --            --       121,453          --          --             --
 Net loss...............       --            --           --           --          --      (1,586,239)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, JANUARY 2,
 1993...................       --          9,517      560,936          --          --      (3,368,332)
 Issuance of common
  stock.................       --         12,986    3,883,028          --          --             --
 Issuance of warrants...       --            --       115,000          --          --             --
 Net loss...............       --            --           --           --          --      (2,267,460)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, JANUARY 1,
 1994...................       --         22,503    4,558,964          --          --      (5,635,792)
 Issuance of common
  stock.................       --          1,376      411,625          --      (94,874)           --
 Issuance of preferred
  stock, Series A.......    25,640       (12,820)  (3,833,195)   3,820,375         --             --
 Issuance of preferred
  stock, Series B.......    10,000           --           --     3,925,771         --             --
 Issuance of warrants...       --            --        47,000          --          --             --
 Net loss...............       --            --           --           --          --      (2,671,648)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, DECEMBER 31,
 1994...................    35,640        11,059    1,184,394    7,746,146     (94,874)    (8,307,440)
 Issuance of common
  stock.................       --          4,778      298,624          --       21,870            --
 Issuance of preferred
  stock, Series C.......    21,984           --           --     9,327,616    (500,000)           --
 Extension of stock op-
  tions.................       --            --       860,000          --          --             --
 Net loss...............       --            --           --           --          --      (4,117,158)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE, DECEMBER 30,
 1995...................    57,624        15,837    2,343,018   17,074,088    (573,004)   (12,424,598)
                           -------      --------   ----------  -----------    --------   ------------
 Issuance of Common
  Stock.................       --             75        2,923          --      499,595            --
 Proceeds from issuance
  of preferred stock....       222           --           --        99,778         --             --
 Series C...............       --            --           --           --          --
 Net loss...............       --            --           --           --          --      (1,996,866)
                           -------      --------   ----------  -----------    --------   ------------
BALANCE JUNE 29, 1996...   $57,846      $ 15,912   $2,345,941  $17,173,540    $(73,409)  $(14,421,464)
                           =======      ========   ==========  ===========    ========   ============



  The accompanying notes are an integral part of these consolidated financial statements.

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 30, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Operations and Relationship to Principal Shareholders

  On January 4, 1989, Photoelectron Corporation (the "Company") was founded as a joint financing by PYC Corporation ("PYC") and Thermo Electron Corporation ("Thermo Electron"). Since inception, the majority of the Company's time and effort has been focused on the design, development and commercialization of the Photon Radiosurgery System ("PRS"), a proprietary, therapeutic device for the treatment of cancerous tumors through the application of radiation directly into a tumor. The PRS delivers radiation through a thin, minimally invasive, needle-like probe, which emits from its tip precisely regulated x-ray photons.

  The Company is in the development stage and has yet to generate any revenues and has no assurance of future revenues. To management's knowledge, no company has yet marketed a salable product using technology similar to the PRS that has been developed by the Company. Even if marketing efforts are successful, substantial time will pass before significant revenues will be realized, and the Company may require additional funds during this period, which may not be available to it.

  The Company completed its 14-patient Investigative Device Exemption ("IDE") Phase I trials as required by the U.S. Food and Drug Administration ("FDA") and received approval for the next phase of FDA review. The Company began conducting Phase II clinical trials at U.S. hospitals in December 1994 and enrolling Phase II clinical trial patients during 1994 and 1995. Based on the results of the Phase II trials to date, the Company intends to submit certain data from these trials in support of a Section 510(k) application to the FDA. The Company expects that this Section 510(k) application would seek clearance from the FDA to commercialize the PRS for similar treatments of patients with metastatic brain tumors. The Company expects to submit such a Section 510(k) application before the end of 1996. If clearance is received from the FDA, the Company would begin such commercialization of the PRS in the U.S. If such clearance is not obtained, the Company would have to seek approval by submission of a Premarket Approval ("PMA") application in order to market the product. The PMA process is significantly more complex, expensive and time consuming than the Section 510(k) application process. The PMA process typically spans several years and may never result in approval. Upon clearance by the FDA of the Company's Section 510(k) or PMA application, the Company will begin to manufacture and market the device on a commercial basis in the U.S. Simultaneously, the Company is pursuing a CE Mark for the device, which will allow commercialization in Europe.

  On December 13, 1995, the Company and Toshiba Medical Systems Co. Ltd. ("Toshiba") entered into an agreement pursuant to which Toshiba will help to develop and then support the clinical trials of the PRS in Japan. The agreement also provides that Toshiba will purchase two complete systems of the PRS for use in the clinical trials. Once regulatory approvals for the PRS are obtained, Toshiba will serve as its exclusive distributor in Japan. Toshiba has also invested approximately $2 million in the Company's Series C Preferred Stock offering (See Note 7).

  Mr. Peter M. Nomikos was a co-founder of Thermo Electron in 1956. His family maintains a beneficial ownership in Thermo Electron and its subsidiaries. As of December 30, 1995, Mr. Peter M. Nomikos is the majority beneficial owner of the Company. Thermo Electron and PYC are the only shareholders holding in excess of 10% of the Company's outstanding stock. The remainder is being held by company employees and outside investors.

 Fiscal Years

  The Company has adopted a fiscal year ending on the Saturday nearest December 31. References to 1995, 1994 and 1993 are for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994, respectively.

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Inventory

  Inventories are stated at the lower of cost (first-in, first-out basis) or market and include materials, labor and overhead. The Company has parts, supplies and manufactured parts in inventory which are intended to be used and capitalized as part of the Company's PRS that will be used in the Phase II clinical trials.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses and income during the reporting period. Actual results could differ from those estimates.

 Property and Equipment

  The cost of additions and improvements are capitalized while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization on the straight-line method over the estimated useful lives of the property as follows:

   ASSET CLASSIFICATION      ESTIMATED USEFUL LIFE
   --------------------      ---------------------
   Machinery and equip-
    ment...................  5 Years
   Clinical site equip-
    ment...................  The shorter of three years or the life of agreement
   Furniture and fixtures..  3-5 Years
   Leasehold improvements..  The shorter of the term of the lease or the life of the asset

 Cash and Cash Equivalents

  Cash and cash equivalents include the Company's operating accounts and holdings of a money market mutual fund.

 Income Taxes

  The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, as of the beginning of 1989. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. The amount of deferred tax asset or liability is based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Research and Development Expenses

  Costs classified as research and development expenses in the accompanying consolidated statements of operations are costs incurred in connection with programs funded by the initial investment of Thermo Electron and PYC in addition to monthly funding by Mr. Nomikos and the private placements that occurred in 1994 and 1995. Research and development expenses include the portion of indirect costs allocable to research and development efforts based on actual labor hours incurred.

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the Phase II FDA clinical trials, as well as the efforts to obtain the CE Mark, PRS units have been provided to certain hospitals to conduct the clinical trials. The cost of these units and the related accumulated depreciation is included in property and equipment in the accompanying consolidated balance sheets. The cost of the units is charged to research and development expenses over the term of the agreements with the hospitals.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Photoelectron (Europe) Ltd. All material intercompany accounts and transactions have been eliminated.

 Foreign Currency

  All assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, Foreign Currency Translation. Resulting translation adjustments are reflected as a separate component of shareholders' deficit titled Cumulative Translation Adjustment. Foreign currency transaction gains and losses included in the accompanying consolidated statements of operations are not material for the three years presented.

 Fair Value of Financial Instruments

  The fair value of the Company's cash and cash equivalents approximates the recorded amounts. The fair value of the Company's convertible subordinated notes is primarily determined by the ability to convert those notes into common stock. The fair value of the convertible subordinated notes is approximately $10,600,000 and approximately $7,800,000 at December 31, 1994 and 1995.

 Unaudited Interim Financial Period

  The consolidated financial statements for the six months ended June 29, 1996 are unaudited. The statements have been prepared by the Company on the same basis as the audited statements and include all adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for the fair presentation of the results of operations and cash flows pursuant to the rules and regulations of the Securities and Exchange Commission. Results of interim periods are not necessarily indicative of results for the entire year.

(2) INCOME TAXES

  The components of the deferred tax asset at December 31, 1994 and December 30, 1995 are as follows:

                                                                1994     1995
                                                               -------  -------
      Deferred tax asset--
        Federal tax loss carryforwards........................ $ 2,484  $ 3,349
        Federal tax credit carryforwards......................     435      612
        State tax loss carryforwards..........................     660      944
        State tax credit carryforwards........................     410      573
        Other, net............................................     152      304
                                                               -------  -------
                                                                 4,141    5,782
        Valuation allowance...................................  (4,141)  (5,782)
                                                               -------  -------
          Deferred tax asset.................................. $   --   $   --
                                                               =======  =======

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  As of December 30, 1995, the Company had federal net operating loss carryforwards of approximately $9,800,000, state net operating loss carryforwards of approximately $9,500,000, federal tax credit carryforwards of approximately $612,000, and state tax credit carryforwards of approximately $573,000. Due to the fact that the Company has sustained cumulative losses, the potential future benefit of these attributes, which expire in the years 2004 through 2010, is fully reserved by means of a valuation allowance because their realization is uncertain.

  Certain stock transactions may result in a change of control under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended; and as a result, the net operating loss and tax credit carryforwards available to be utilized in any given year may be limited, and certain amounts of the net operating loss carryforwards may expire unutilized due to such limitations.

(3) EMPLOYEE BENEFIT PLAN

  In April 1995, the Company terminated its Simplified Employee Pension Plan and adopted a 401(k) Plan. The Company contributes 25% up to the first 6% of annual earnings for each employee with at least three months of service. During 1995, the Company contributed approximately $9,000.

(4) RELATED PARTY TRANSACTIONS

 Thermo Electron Corporation

  On January 4, 1989, the Company entered into a corporate service agreement with Thermo Electron. Under this agreement, Thermo Electron provided certain administrative services, including legal advice and services, certain employee benefit administration, tax advice and preparation, space allocation and utilities. This agreement terminated on December 31, 1989. The Company has continued to utilize Thermo Electron's resources since that date on an as-needed basis without a formal contract and is charged at actual cost for such services. The Company paid $3,120, $7,715, and $4,322 in 1993, 1994 and 1995, respectively, for these services.

 Thermo Power Corporation

  The Company is provided with certain services by Thermo Power Corporation, a 60%-owned subsidiary of Thermo Electron. These services include data processing services, administrative services and machine shop services, which are charged to the Company at actual cost. The Company paid $36,734, $267,582 and $313,942 in 1993, 1994 and 1995, respectively, for these services. As of December 31, 1994 and December 30, 1995, $42,460 and $19,113, respectively, was payable to Thermo Power Corporation and was included in accounts payable in the accompanying consolidated balance sheets.

  Management believes that the fees charged by Thermo Electron and Thermo Power Corporation are reasonable and such fees are representative of the expenses the Company would have incurred on a stand-alone basis.

(5) COMMITMENTS AND CONTINGENCIES

 Litigation

  The Company is party to legal matters which arise in the normal course of business. Management, after reviewing these matters with legal counsel, is of the opinion that the resolution of these matters will not have a material effect on the financial condition or results of operations.

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Leases

  The Company subleases office and research facilities under an agreement that expires on April 1, 1990. The accompanying consolidated statements of operations include expenses for this operating lease of $79,170, $81,028 and $162,867 for 1993, 1994 and 1995, respectively. Future minimum payments due under this lease are $174,183 in 1996 and $43,546 in 1997.

(6) CONVERTIBLE SUBORDINATED NOTES

  On January 4, 1989, the Company issued and sold $181,000 of 8% subordinated convertible debenture to Thermo Electron, due in 1995. The debentures are convertible into shares of the Company's Common Stock at a conversion price of $0.30. On December 30, 1995, Thermo Electron elected to convert its $181,000 subordinated convertible debenture and accrued interest into 628,472 shares of Common Stock. On May 22, 1990, the Company issued and sold $125,000 and $175,000 principal amounts of 8% subordinated convertible debentures to Thermo Electron and Mr. Peter M. Nomikos, respectively, due in 1997. The debentures are convertible into shares of the Company's Common Stock at a conversion price of $0.80 Also in 1990, the Company issued and sold $52,000 principal amount of 8% subordinated convertible debentures to Mr. Peter M. Nomikos, due in 1997. The note is convertible into shares of the Company's Common Stock at a conversion price of $3.00. In 1991, the Company issued and sold $448,000 principal amount of 8% subordinated convertible debentures to Mr. Peter M. Nomikos. The debentures are convertible into shares of the Company's Common Stock at a conversion price of $3.00. All of these debentures provide for the conversion of accrued interest into Common Stock at the option of the holder. The accrued interest is convertible into Common Stock at a conversion price equal to the fair market value of the Company's common stock on the first day of the fiscal quarter in which the interest to be converted accrued.

  On May 13, 1992, the Company entered into a $4,500,000 8% convertible subordinated demand note and warrant purchase agreement with Mr. Peter M. Nomikos. These notes are convertible into Common Stock at a conversion price of $3.00 at the option of the holder, which expires seven years from the dates of issuance. The Company has borrowed $4,252,000 in the form of a demand loan with detachable warrant purchase rights under this agreement. The warrant purchase rights entitle the holder to purchase warrants for $0.20. Each warrant is exercisable upon issuance and allows the holder to purchase one share of Common Stock at $3.00. At December 31, 1995, warrants to purchase 1,417,334 shares of the Company's Common Stock were outstanding. These warrants expire seven years from the issuance date. All warrants purchased by Mr. Nomikos have been accounted for as Common Stock capital in excess of par value. All earned but unpaid interest on the subordinated convertible debentures and demand loans are convertible into Common Stock at a conversion price equal to the fair market value of the Company's Common Stock on the first day of the fiscal quarter in which the interest to be converted accrued.

  In 1993, 1,282,005 shares of Common Stock were issued upon the conversion of $3,547,000 principal amount of subordinated convertible debentures and $299,015 of related accrued interest. In 1994, these shares of Common Stock were converted into Series A Convertible Preferred Stock (See Note 7).

(7) COMMON AND PREFERRED STOCK

  On January 4, 1989, the Company authorized 6,000,000 shares of $0.01 par value Common Stock and issued 147,488 shares to Thermo Electron and 600,000 shares to PIC at $0.40 per share. The Company authorized an additional 9,000,000 shares of Common Stock in 1994 to accommodate possible stock issuance as a result of stock splits, note conversions and options issued under the stock option plan and potential future stock offerings. In 1992, Mr. Peter M. Nomikos was granted stock in lieu of compensation expense for 1990, 1991 and 1992 in the cumulative amount of 204,167 common shares. In 1993, 1994 and 1995, Mr. Peter M. Nomikos

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

was granted stock in lieu of compensation expense in the amount of 16,667, 16,667 and 6,250 shares of Common Stock, respectively. In fiscal 1993, 1,709,340 shares of Common Stock were issued upon the conversion of $3,846,015 of subordinated convertible debentures and accrued interest (See Note 6).

  The Company has authorized 7,500,000 shares of $0.01 par value preferred. On March 18, 1994, the Board of Directors approved the conversion of 1,282,005 shares of Common Stock held by Mr. Peter M. Nomikos into Series A Convertible Preferred Stock on a three for two basis (See Note 9). The Series A Convertible Preferred Stock has a liquidation preference of $1.50 per share (See Note 6).

  The Company sold 1,000,000 shares of Series B Convertible Preferred Stock at $4.00 per share in 1994. These shares enable the holder to convert his or her holdings into Common Stock on a one for two basis (See Note 9). The Series B Convertible Preferred Stock has a liquidation preference of $4.00 per share, which is senior to the Company's Common Stock and junior to the Series A Convertible Preferred Stock. The purchase of the Series B shares also entitled the purchaser to rights to participate in the Company's next offering of preferred stock at a 10% discount. The rights entitle the purchaser to this discount on an amount of shares equal to the purchaser's pro rata participation in the Series B offering.

  The Company sold 1,382,233 shares of Series C Convertible Preferred Stock at $4.50 per share in 1995. The Company also sold 838,382 additional shares of Series C Convertible Preferred Stock in exchange for $4.05 per share. This latter, discounted price was paid by those stockholders who acquired such right in the Series B offering as described above. These shares enable the holder to convert his or her holdings into Common Stock on a one for two basis (See Note 9). The Series C Convertible Preferred Stock has a liquidation preference of $4.50 per share, which is senior to the Company's Common Stock and junior to the Series A and B Convertible Preferred Stock.

  In 1994, the Company sold 121,000 shares of Common Stock to employees of the Company for $3.00 per share pursuant to a one-time employee stock purchase offering. A total of 85,500 of those shares were paid for at the time of the offering. Consideration for the remaining 35,500 shares was in the form of promissory notes executed by employees in favor of the Company. These notes were in an initial aggregate amount of $106,500.

(8) STOCK OPTION PLAN

  The Company has a nonqualified stock option plan for key employees, directors and consultants, which was adopted in 1989. The stock option plan requires that options may be granted at any price determined by the Board of Directors. Options granted under the plan expire seven to twelve years after the date of grant and in general vest at 20% per year. When an optionee ceases to be an employee, director or consultant of the Company, their options terminate either upon or shortly after termination of employment. In 1994, the Board of Directors reserved 1,250,000 common shares for employee stock options.

                   PHOTOELECTRON CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A summary of stock option activity is as follows:

                                                       NUMBER OF    EXERCISE
                                                        SHARES   PRICE PER SHARE
                                                       --------- ---------------
   Outstanding, January 2, 1993.......................  352,750    $0.40-$3.00
     Granted..........................................  122,000       $3.00
                                                        -------    -----------
   Outstanding, January 1, 1994.......................  474,750    $0.40-$3.00
     Granted..........................................  121,750    $3.00-$8.00
                                                        -------    -----------
   Outstanding, December 31, 1994.....................  596,500    $0.40-$8.00
     Granted..........................................   21,000    $8.00-$9.00
                                                        -------    -----------
   Outstanding, December 30, 1995.....................  617,500    $0.40-$9.00
   Exercisable, December 30, 1995.....................  399,250    $0.40-$8.00
                                                        =======    ===========

  The Company accounts for stock options under Accounting Principles Board Opinion No. 25 (APB No. 25). All stock options granted to date have been at an exercise price equal to or greater than the fair value of the Company's Common Stock on the date of grant. In 1995, the Company extended the term of 100,000 options from seven to twelve years. This extension resulted in a new measurement date under APB No. 25, and accordingly, the Company recorded $860,000 of compensation expense. Upon exercise of options, net proceeds, including the tax benefit realized, are credited to equity.

(9) SUBSEQUENT EVENT

  In 1996, the Company entered into a new operating lease for its office and research facilities expiring in 2002.

  On October 11, 1996, the Board of Directors approved a one-for-two reverse stock split of the Company's Common Stock. All share and per share information have been retroactively stated to reflect this reverse stock split. Also during the period from December 30, 1995 to October 11, 1996, options to purchase 207,475 shares of Common Stock were granted at exercise prices ranging from $9.00 to $12.00.

DESCRIPTION OF BACK COVER PAGE GRAPHICS:

  The back cover page graphics consist of one photograph and two drawings, each with a descriptive caption. The single photograph is located in the upper left-hand corner of the page and measures approximately 2 3/4 inches (length) by 3 3/4 inches (width) (based on a 8 1/2 inch by 11 inch page). The photograph shows two surgeons, one of whom is holding the PRS. The patient to which the surgeons are adjacent is shielded and not visible within the photograph. To the right of the photograph is the italicized caption:
"Neurosurgeons preparing to treat a brain tumor."

  Directly below the photograph is the italicized caption "And In Development to Treat".

  The first of the two drawings is centered approximately halfway down the length of the page along the right hand side of the page. The drawing, which is approximately 5 inches (length) by 1 inch (width) shows the PRS with its probe directed upwards and parallel to the margin of the page. Approximately 80% of the length of the probe is shown to lie through a tube labeled "Urethra," with the tip of the probe within a cross sectional view of the bladder. The various layers of the bladder representation are labeled "Bladder Wall Cancer," "Muscle," and "Mucosa," and the cavity-conforming device shown within the bladder is labeled as such. An italicized caption directly below the drawing reads: "Treatment of bladder wall cancer." Directly to the left of the drawing is the italicized "bullet" caption "Bladder Tumors."

  The second of the two drawings is located within the lower left-hand corner of the page and measures approximately 3 1/2 inches (width) by 5 inches (length). The drawing shows the upper torso of a woman lying horizontally on a table, with the PRS probe, attached to a fixturing device located beneath the table, directed towards her breast. The drawing also shows the arms of an operator adjusting the fixturing device. To the right of the drawing, near the lower right hand corner of the picture, is the following italicized caption:
"Treatment of a breast tumor following biopsy." Directly above the drawing is the italicized "bullet" caption "Breast Tumors."

-------------------------------------------------------------------------------

PHOTOELECTRON'S PHOTON RADIOSURGERY SYSTEM IS UNDER DEVELOPMENT AND HAS NOT BEEN APPROVED OR CLEARED FOR COMMERCIAL SALE OR USE IN THE U.S. OR IN ANY FOREIGN COUNTRY. REGULATORY APPROVAL COULD TAKE SEVERAL YEARS AND THERE CAN BE NO ASSURANCE THAT SUCH APPROVAL WILL EVER BE OBTAINED OR, IF OBTAINED, THAT THE COMPANY'S PHOTON RADIOSURGERY SYSTEM WILL ACHIEVE MARKET ACCEPTANCE. SEE "RISK FACTORS--PRODUCT DEVELOPMENT RISKS; UNCERTAINTIES RELATING TO CLINICAL TRIALS" AND "--ABSENCE OF REGULATORY CLEARANCES; UNCERTAINTY OF OBTAINING
SECTION 510(K) CLEARANCE."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  20
Management...............................................................  36
Certain Transactions.....................................................  41
Securities Ownership of Management and Certain Beneficial Owners.........  43
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  50
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTIC-IPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 Shares

                           Photoelectron Corporation

                                  Common Stock


                               ----------------

                                   PROSPECTUS

                               ----------------


                            Needham & Company, Inc.

                                 Dain Bosworth
                                  Incorporated

                               ----------------

                                        , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated fees and expenses incurred in connection with the offering will be borne by the Company and are estimated to be as follows:

   Securities and Exchange Commission registration fee................ $ 10,310
   NASD filing fee....................................................    3,490
   Nasdaq National Market listing fee.................................   50,000
   Printing and engraving.............................................  175,000
   Legal fees and expenses (other than Blue Sky fees and expenses)....  325,000
   Accounting fees and expenses.......................................  110,000
   Transfer Agent and Registrar fee...................................    3,500
   Blue Sky fees and expenses.........................................   15,000
   Miscellaneous......................................................  162,700
                                                                       --------
     Total............................................................ $855,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Articles of Organization provide that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-laws provide that the Registrant shall indemnify its directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts.

  The Underwriting Agreement (a form of which appears as Exhibit 1.1 hereto) provides for indemnification of the Registrant's directors and officers in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order is information regarding the number of shares of capital stock sold, the number of options granted by the Company, and the amount of debt securities issued by the Company since July, 1993, the consideration received by the Company for such shares, options and debt instruments and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration is claimed. None of these securities were registered under the Act. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

    1. On December 31, 1993, the Company issued 1,282,005 shares of Common Stock to Peter M. Nomikos in exchange for the cancellation by Mr. Nomikos of obligations of the Company totaling $3,846,015, which amount represented the principal amount of advances previously made by Mr. Nomikos and accrued interest on such advances as of such date. On March 18, 1994, all 1,282,005 shares were converted by Mr. Nomikos into 2,564,010 shares of Series A Convertible Preferred Stock. These preferred shares are convertible into 1,282,005 shares of Common Stock. The Company claims exemption from registration for these transactions under Section 4(2) of the Securities Act.

    2. In 1994, the Company issued 121,000 shares of Common Stock to employees of the Company for $3.00 per share pursuant to a one-time employee stock purchase offering. A total of 85,500 of those shares are fully paid and non-assessable. Consideration for the remaining 35,500 shares was in the form of promissory notes executed by employees in favor of the Company, in an aggregate amount of $106,500. As of June 29, 1996 $73,409 was owed under those notes. The notes are scheduled to be repaid in full by April 2, 1999 through automatic bi-weekly deductions. The securities were sold pursuant to Regulation D under the Securities Act.

    3. In June, 1994, the Company completed the issuance of 1,000,000 shares of Series B Convertible Preferred Stock to private investors at a purchase price of $4.00 per share. These shares are convertible into 500,000 shares of Common Stock under certain circumstances. The securities were sold pursuant to Regulation D under the Securities Act.

    4. As of June 29, 1996, the Company issued 2,220,615 shares of Series C Convertible Preferred Stock to private investors. These shares are convertible into 1,110,308 shares of Common Stock. The purchase price for 1,382,233 of these shares was $4.50 per share, and the purchase price for 838,382 of these shares was $4.05 per share. The latter, discounted price was paid by certain stockholders that had acquired the right to such discount in connection with their purchase of Series B Preferred Stock. The securities were sold pursuant to Regulation D and Regulation S under the Securities Act.

    5. During the past three years, pursuant to the terms of a Convertible Note and Warrant Purchase Agreement dated as of May 13, 1992, the Company sold to Peter M. Nomikos the following Warrants to purchase Common Stock. The purchase price for each warrant was $0.20 per share. The exercise price for each warrant is $3.00 per share:

        DATE ISSUED                                                    SHARES
        -----------                                                    -------
       September 29, 1993                                              575,000
       January 27, 1995                                                235,000

  Exemption from registration for these transactions is claimed under Section 4(2) of the Securities Act.

    6. During the past three years, the Company has granted the following aggregate number of options to purchase Common Stock to employees, directors and consultants of the Company pursuant to the Company's 1989 Stock Option Plan, or, with respect to the issuance on July 17, 1996, under the Company's 1996 Equity Incentive Plan:

         GRANT DATE                  SHARES                           EXERCISE PRICE
         ----------                  ------                           --------------
       December 1, 1993               82,500                         $3.00 per share
       March 18, 1994                  2,500                         $3.00 per share
       March 21, 1994                  2,500                         $3.00 per share
       October 25, 1994                1,250                         $8.00 per share
       December 28, 1994             115,500                         $8.00 per share
       April 28, 1995                 10,000                         $8.00 per share
       May 26, 1995                    2,000                         $8.00 per share
       June 1, 1995                    1,500                         $8.00 per share
       November 27, 1995               7,500                         $9.00 per share
       March 18, 1996                115,725                         $9.00 per share
       July 17, 1996                  91,750                       $9.00-12.00 per share

  Exemption from registration for these transactions is claimed under Section 4(2) of the Securities Act.

    7. During the past three years the Company has issued the following shares of Common Stock to Peter M. Nomikos in payment of salary for such years:

       DATE ISSUED         SHARES     YEAR     CONSIDERATION RECEIVED BY COMPANY
       -----------         ------     ----     ---------------------------------
       January 7, 1994     16,667     1993                  $50,000
       January 27, 1995    16,667     1994                  $50,000
       October 31, 1995     6,250     1995                  $50,000

  Exemption from registration for these transactions is claimed under Section 4(2) of the Securities Act.

    8. On July 17, 1996, the Company issued Reza Esfandiari 2,500 shares of Series C Preferred Stock, convertible into 1,250 shares of Common Stock in exchange for consulting services valued at $11,250.

  Exemption from registration for this transaction is claimed under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

  (b) Financial Data Schedule is included as Exhibit 27 to this Registration Statement. All other schedules are not required under the instructions relating to the applicable accounting regulations of the Securities and Exchange Commission or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as are required by the Underwriters to permit delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN LEXINGTON, MASSACHUSETTS ON OCTOBER 21, 1996.

                                          Photoelectron Corporation

                                                     Peter M. Nomikos
                                          By: _________________________________
                                              PETER M. NOMIKOS, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS THAT EACH INDIVIDUAL WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS PETER M. NOMIKOS, PETER E. OETTINGER AND JOHN
J. CROWLEY, AND EACH OF THEM, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO SIGN AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY REGISTRATION STATEMENT RELATED TO THIS OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT (A "462(B) REGISTRATION STATEMENT"), ANY AND ALL AMENDMENTS AND EXHIBITS TO THIS REGISTRATION STATEMENT OR ANY 462(B) REGISTRATION STATEMENT, AND ANY AND ALL APPLICATIONS AND OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PERTAINING TO THE REGISTRATION OF THE SECURITIES COVERED HEREBY OR THEREBY, WITH FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS WHATSOEVER REQUISITE AND NECESSARY OR DESIRABLE.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          Peter M. Nomikos             Director, President,        October
-------------------------------------   Treasurer and Chief        21, 1996
          PETER M. NOMIKOS              Executive Officer
                                        (Principal
                                        Executive Officer)

         Peter E. Oettinger            Director, Vice-             October
-------------------------------------   President, and             21, 1996
         PETER E. OETTINGER             Chief Operating
                                        Officer

           John J. Crowley             Controller                  October
-------------------------------------   (Principal                 21, 1996
           JOHN J. CROWLEY              Financial Officer)

        George N. Hatsopoulos          Director                    October
-------------------------------------                              21, 1996
        GEORGE N. HATSOPOULOS

         Roger D. Wellington           Director                    October
-------------------------------------                              21, 1996
         ROGER D. WELLINGTON

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
 **1.1       --Form of Underwriting Agreement.
  *3.1       --Articles of Organization of Registrant, as amended.
 **3.2       --Forms of Articles of Amendment of Registrant.
  *3.3       --By-Laws of Registrant, as amended.
 **3.4       --Form of By-Laws of Registrant.
 **4.1       --Specimen Certificate representing the Registrant's Common
               Stock.
  *4.2       --Subordinated Convertible Note Purchase Agreement among
               Registrant, Thermo Electron Corporation and Photoelectron
               Investments Corporation of Liberia dated as of May 22,
               1990, and Exhibits thereto.
  *4.3       --Amendment and Waiver of Subordinated Convertible Note
               Purchase Agreement among Registrant, Thermo Electron
               Corporation and Photoelectron Investments Corporation of
               Liberia dated as of August 1, 1996, and Exhibits thereto.
  *4.4       --Amended and Restated 8% Subordinated Note Due 1997 from
               Registrant to Thermo Electron Corporation in the principal amount of $125,000 dated as of August 1, 1996.
  *4.5       --Amended and Restated 8% Subordinated Note Due 1997 from
               Registrant to Peter M. Nomikos in the principal amount of
               $175,000 dated as of August 1, 1996.
  *4.6       --Amended and Restated Convertible Note Purchase Agreement
               originally dated as of July 11, 1991, among Registrant,
               PYC Corporation (formerly known as Photoelectron
               Investments Corporation of Liberia) and Peter M. Nomikos,
               and Exhibits thereto.
  *4.7       --8% Subordinated Convertible Note Due 1998 from Registrant to Peter M. Nomikos in the principal amount of $500,000
               dated as of August 8, 1996.
  *4.8       --Convertible Note and Warrant Purchase Agreement between
               Registrant and Peter Nomikos dated as of May 13, 1992, and
               Exhibits thereto.
  *4.9       --Amendment and Waiver of Convertible Note and Warrant
               Purchase Agreement dated as of May 13, 1992 between
               Registrant and Peter M. Nomikos, dated as of August 1,
               1996 and Exhibits thereto.
 *4.10       --Amended and Restated 8% Subordinated Convertible Note Due
               on Demand from Registrant to Peter M. Nomikos in the
               principal amount of $705,000 dated as of August 1, 1996.
 **5.1       --Opinion of Goulston & Storrs--A Professional Corporation.
 *10.1       --Lease Agreement dated June 12, 1996 between Lexington
               Development Company Trust and Registrant.
 *10.2       --Cash or Deferred Profit Sharing Plan and Trust dated
               April 1, 1995, as amended, of Registrant.
 *10.3       --Employee Stock Purchase Plan of Registrant and form of
               Subscription Agreement.
 *10.4       --1989 Employee Stock Option Plan of Registrant and forms
               of Stock Option Agreements.
 *10.5       --1996 Equity Incentive Plan of Registrant.
 *10.6       --Form of Stock Purchase Warrant issued to certain security holders of Registrant and Schedule of Substantially
               Identical Documents from Exhibits.

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
     *10.7   --Stock Option Agreements variously dated between certain
               directors and officers of the Registrant and the
               Registrant.
     *10.8   --Form of Subscription Agreement between Registrant and
               purchasers of Series B Preferred Stock.
     *10.9   --Form of Subscription Agreement between Registrant and
               purchasers of Series C Preferred Stock.
    *10.10   --Series B Subscription Agreement dated 1994 between
               Registrant and Thermo Electron Corporation.
    *10.11   --Series C Subscription Agreement dated December 16, 1995
               between Registrant and Toshiba Medical Systems Co., Ltd.
    *10.12   --Form of Registration Rights Agreement between Registrant and holders of Series C Preferred Stock.
    *10.13   --Registration Rights Agreement dated December 22, 1995
               between Registrant and Toshiba Medical Systems Co., Ltd.
    *10.14   --Technology Cross License Agreement dated as of January 4,
               1989 between Registrant and Thermo Electron Corporation.
    *10.15   --International Distributor Sales and Service Agreement
               dated December 13, 1995, as amended, between Registrant
               and Toshiba Medical Systems Co., Ltd.
 [*]*10.16   --Agreement dated as of February 1, 1991, as amended,
               between Registrant and [xxxxxx].
 [*]*10.17   --Clinical Trial Agreement dated as of August 1, 1992, as
               amended, between [xxxxxx], [xxxxxx], M.D. and Registrant.
 [*]*10.18   --Investigational Treatment Agreement dated as of September
               1, 1994 between [xxxxxx], [xxxxxx], M.D. and Registrant.
 [*]*10.19   --Clinical Research Agreement dated as of April 1, 1995
               between the [xxxxxx], [xxxxxx], M.D. and Registrant.
 [*]*10.20   --Clinical Trial Agreement dated as of January 1, 1995
               between [xxxxxx], [xxxxxx], M.D. and Registrant.
 [*]*10.21   --Clinical Trial Agreement dated December 13, 1995, as
               amended, between Registrant and Toshiba Medical Systems
               Co., Ltd.
 [*]*10.22   --Clinical Research Agreement dated as of November 1, 1995 between [xxxxxx], [xxxxxx], M.D. and Registrant.
    *10.23   --Form of Lock-Up Letter with certain security holders of
               Registrant.
    *10.24   --Forms of Medical Advisory Board Agreements between
               Registrant and members of its Medical Advisory Board.
     *11.1   --Computation of net loss per share.
     *21.1   --Subsidiaries of Registrant.
     *23.1   --Consent of Arthur Andersen LLP.
    **23.2   --Consent of Goulston & Storrs--A Professional Corporation,
               counsel to Registrant (included in Exhibit 5).
     *24.1   --Power of Attorney (included in signature page to this
               Registration Statement).
     *27.1   --Financial Data Schedule

--------
 *  Filed herewith
**  To be filed by amendment
[*] Confidential Treatment Requested